Filed Pursuant to Rule 424(b)(5)
Registration No. 333-251123

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
0.625% Senior Notes due 2024	$1,000,000,000	99.949%	$999,490,000	$109,044.36
1.500% Senior Notes due 2028	$1,000,000,000	99.484%	$994,840,000	$108,537.04
1.950% Senior Notes due 2031	$1,500,000,000	99.711%	$1,495,665,000	$163,177.05
2.700% Senior Notes due 2041	$1,250,000,000	99.448%	$1,243,100,000	$135,622.21
2.900% Senior Notes due 2051	$2,000,000,000	99.721%	$1,994,420,000	$217,591.22
3.050% Senior Notes due 2061	$1,250,000,000	99.678%	$1,245,975,000	$135,935.87

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated December 4, 2020)

$8,000,000,000

salesforce.com, inc.

$1,000,000,000 0.625% Senior Notes due 2024

$1,000,000,000 1.500% Senior Notes due 2028

$1,500,000,000 1.950% Senior Notes due 2031

$1,250,000,000 2.700% Senior Notes due 2041

$2,000,000,000 2.900% Senior Notes due 2051

$1,250,000,000 3.050% Senior Notes due 2061

Salesforce.com, inc. (the “Company”) is offering $1,000,000,000 aggregate principal amount of 0.625% Senior Notes due 2024 (the “2024 Notes”), $1,000,000,000 aggregate principal amount of 1.500% Senior Notes due 2028 (the “2028 Notes” or the “sustainability notes”), $1,500,000,000 aggregate principal amount of 1.950% Senior Notes due 2031 (the “2031 Notes”), $1,250,000,000 aggregate principal amount of 2.700% Senior Notes due 2041 (the “2041 Notes”), $2,000,000,000 aggregate principal amount of 2.900% Senior Notes due 2051 (the “2051 Notes”) and $1,250,000,000 aggregate principal amount of 3.050% Senior Notes due 2061 (the “2061 Notes” and, together with the 2024 Notes, 2031 Notes, 2041 Notes and 2051 Notes, the “mandatorily redeemable notes”). The mandatorily redeemable notes and the sustainability notes are collectively referred to herein as the “notes”.

Interest on the notes will be paid semi-annually in arrears on January 15 and July 15 in each year, beginning on January 15, 2022.

The 2024 Notes will mature on July 15, 2024, the 2028 Notes will mature on July 15, 2028, the 2031 Notes will mature on July 15, 2031, the 2041 Notes will mature on July 15, 2041, the 2051 Notes will mature on July 15, 2051, and the 2061 Notes will mature on July 15, 2061. The Company may redeem some or all of the notes of each series at any time at its option, in whole or from time to time in part. The redemption prices are discussed under the heading “Description of Notes—Optional Redemption.”

We expect (i) to use the net proceeds from the offering of the mandatorily redeemable notes to partially fund the cash consideration payable by us for the acquisition of Slack Technologies, Inc. (“Slack”) and to pay related fees, costs and expenses and (ii) to allocate an amount equal to the net proceeds from the sale of the sustainability notes to finance or refinance, in whole or in part, green or social Eligible Projects (as defined herein). If (x) the consummation of the Mergers (as defined herein) does not occur on or before June 1, 2022 or (y) the Company notifies the trustee (as defined herein) that it will not pursue the consummation of the Mergers, the Company will be required to redeem the mandatorily redeemable notes then outstanding (such redemption, the “Special Mandatory Redemption”) at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. The sustainability notes are not subject to the Special Mandatory Redemption. See “Description of Notes—Special Mandatory Redemption.”

The notes will be the Company’s unsecured, unsubordinated debt obligations and will rank equally in right of payment with all of the Company’s other unsecured and unsubordinated debt obligations from time to time outstanding.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Price to Public (1)	Underwriting Discounts	Proceeds, Before Expenses, to Us (1)
Per 2024 Note	99.949%	0.15%	99.799%
Total	$999,490,000	$1,500,000	$997,990,000
Per 2028 Note	99.484%	0.30%	99.184%
Total	$994,840,000	$3,000,000	$991,840,000
Per 2031 Note	99.711%	0.40%	99.311%
Total	$1,495,665,000	$6,000,000	$1,489,665,000
Per 2041 Note	99.448%	0.60%	98.848%
Total	$1,243,100,000	$7,500,000	$1,235,000,000
Per 2051 Note	99.721%	0.75%	98.971%
Total	$1,994,420,000	$15,000,000	$1,979,420,000
Per 2061 Note	99.678%	0.75%	98.928%
Total	$1,245,975,000	$9,375,000	$1,236,600,000

(1)	Plus accrued interest from July 12, 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will not be listed on any national securities exchange. Currently, there are no public markets for the notes.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank S.A./N.V., against payment in New York, New York on or about July 12, 2021, which will be the eighth business day following the date of this prospectus supplement (such settlement being referred to as “T+8”). Under Rule 15c6-1 under the Exchange Act (as defined below), trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the notes initially settle in T+8, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of such notes who wish to trade notes prior to the date of delivery should consult their advisors.

Joint Book-Running Managers

Citigroup	BofA Securities	J.P. Morgan

Barclays	Deutsche Bank Securities	RBC Capital Markets	Wells Fargo Securities

Co-Managers

BNP PARIBAS	MUFG	Truist Securities	US Bancorp

Credit Suisse	Mizuho Securities	PNC Capital Markets LLC	TD Securities

Academy Securities	CastleOak Securities, L.P.	Siebert Williams Shank

The date of this prospectus supplement is June 29, 2021.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described in the section entitled “Where You Can Find More Information” in this prospectus supplement.

We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Unless otherwise specified herein, references to “Salesforce,” “we,” “us,” and “our” in this prospectus supplement and the accompanying prospectus are to salesforce.com, inc., or salesforce.com, inc. and its consolidated subsidiaries, as the context requires. References to “the Company” in this prospectus supplement are only to salesforce.com, inc. and are not to its consolidated subsidiaries.

S-ii

SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus or the documents incorporated by reference and should be read together with the information contained in other parts of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-8 of this prospectus supplement for more information about important risks that you should consider before buying the notes to be issued in connection with this offering.

Salesforce

Salesforce is a global leader in customer relationship management technology that brings companies and their customers together. With our Customer 360 platform, we deliver a single source of truth, connecting customer data across systems, apps and devices to help companies sell, service, market and conduct commerce from anywhere. Since its founding in 1999, Salesforce has pioneered innovations in cloud, mobile, social, analytics and artificial intelligence, enabling companies of every size and industry to transform their businesses in the all-digital, work-from-anywhere era.

Our Customer 360 service offerings are designed to be flexible, scalable and easy to use. They can generally be configured easily, rapidly deployed and integrated with other platforms and enterprise applications. We sell to businesses worldwide, primarily on a subscription basis, through our direct sales efforts and also indirectly through partners. We also enable third parties to use our platform and developer tools to create additional functionality and new applications that run on our platform, which are sold separately from, or in conjunction with, our service offerings. In addition to organic innovation, we add new capabilities to our Customer 360 platform through acquisitions. For example, in fiscal 2021, we acquired Vlocity, Inc., an industry-specific cloud and mobile software solutions company.

Salesforce is committed to a core set of values: trust, customer success, innovation and equality. Foremost among these is trust, which is the foundation for everything we do. Our customers trust our technology to deliver the highest levels of security, privacy, performance, compliance and availability at scale. Customer success is at the core of our business and we align the entire company around our customers’ needs to ensure their success and prove our value. We believe in continuous innovation, enabling our customers to access the latest technology advances so they can innovate, build and stay ahead in their industries. Finally, equality is a core tenet of how we run our business. We value the equality of every individual at our company and in our community. We believe that creating a diverse workplace that reflects the communities we serve and fostering an inclusive culture where everyone feels seen, heard and valued makes us a better company.

We believe that our values create value, and the business of business is to make the world a better place for all of our stakeholders, including stockholders, customers, employees, partners, the planet and the communities in which we work and live. Salesforce is committed to giving back to our communities, closing the inequality gap and helping businesses grow while protecting the environment for future generations. We believe we have a broad responsibility to society, and we aspire to create a framework for the ethical and humane use of technology that not only drives the success of our customers, but also upholds the basic human rights of every individual. We are committed to transparent environmental, social and governance disclosures and maintaining programs that support the success of these initiatives.

We were incorporated in Delaware in February 1999. Our principal executive offices are located in San Francisco, California. Our principal address is Salesforce Tower, 415 Mission Street, 3rd Floor, San Francisco,

California 94105, our primary website address is www.salesforce.com and our telephone number is (415) 901-7000. The website address is provided as an inactive textual reference only. The information provided on, or accessible through, our Internet website is not part of this prospectus supplement and, therefore, is not incorporated herein by reference.

Recent Developments

Pending Acquisition

On December 1, 2020, we entered into an Agreement and Plan of Merger (as amended, supplemented, restated or modified from time to time, the “Merger Agreement”), by and among the Company, Skyline Strategies I Inc., a wholly owned subsidiary of the Company (“Merger Sub I”), Skyline Strategies II LLC, a wholly owned subsidiary of the Company (“Merger Sub II”), and Slack, the leading channel-based messaging platform. The Merger Agreement provides for two mergers: (a) Merger Sub I will be merged with and into Slack, with Slack continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of the Company (the “First Merger”); and (b) immediately following the first merger, Slack, as the surviving corporation in the first merger, will be merged with and into either (i) Merger Sub II, with Merger Sub II continuing as a wholly owned subsidiary of the Company, or (ii) the Company, with the Company surviving the second merger (the “Second Merger” and together with the First Merger, the “Mergers”). Subject to the terms and conditions of the Merger Agreement, at the effective time of the First Merger (the “First Effective Time”), each outstanding share of Class A common stock, par value $0.0001 per share, of Slack and each share of Class B common stock, par value $0.0001 per share, of Slack (collectively, the “Slack Shares”) (other than (i) Slack Shares owned directly or indirectly by the Company, Slack or any of their respective subsidiaries immediately prior to the First Effective Time, (ii) Slack Shares as to which dissenters’ rights have been properly perfected, and (iii) Slack Shares covered by Slack restricted share awards) will be converted in the First Merger into the right to receive 0.0776 shares of common stock, par value $0.001 per share, of the Company (the “Company Shares”) and $26.79 in cash, without interest (together, the “Merger Consideration”). We estimate the aggregate amount of cash consideration required in connection with the Merger Consideration to be approximately $15.7 billion (based on Slack Shares outstanding as of April 30, 2021), plus related fees and expenses (all of our payment obligations with respect to such cash consideration and related fees, expenses and other amounts in connection with the Mergers, the “Acquisition Obligations”). See “Where You Can Find More Information.”

Under the terms of the Merger Agreement, the completion of the Mergers is subject to certain customary closing conditions, including, among others: (i) the approval of the First Merger and adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the voting power of the outstanding Slack Shares (the “Slack stockholder approval”); (ii) the approval for listing on the New York Stock Exchange of the Company Shares to be issued in the First Merger; (iii) the continued effectiveness of a registration statement on Form S-4 filed by the Company registering the Company Shares to be issued in connection with the First Merger; (iv) the accuracy of the parties’ respective representations and warranties in the Merger Agreement, subject to specified materiality qualifications; (v) compliance by the parties with their respective covenants in the Merger Agreement in all material respects; (vi) the absence of any law or order restraining, enjoining, or otherwise prohibiting the consummation of the Mergers; (vii) the expiration or termination of the waiting period applicable to the Mergers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of other approvals under specified antitrust and foreign investment laws; (viii) the receipt by each party of opinions to the effect that the Mergers, taken together, will qualify as a reorganization for U.S. federal income tax purposes; and (ix) the absence of a material adverse effect with respect to Slack on or after the date of the Merger Agreement that is continuing as of immediately prior to the closing. The Slack stockholder approval was obtained on March 2, 2021. There can be no assurance that all of the conditions to the Mergers will be so satisfied or waived. If these conditions are not satisfied or waived, the Company and Slack will be unable to complete the mergers.

The Company and Slack may each terminate the Merger Agreement under certain specified circumstances, including (i) if the Merger is not consummated by August 1, 2021, subject to two extensions of up to three months each in order to obtain required regulatory approvals, (ii) if the approval of the Slack stockholders is not obtained, and (iii) if Slack’s board of directors makes an adverse recommendation change with respect to the proposed transaction or to enter into a superior acquisition proposal. In certain circumstances in connection with the termination of the Merger Agreement, including if Slack’s board of directors changes or withdraws its recommendation of the Mergers to its stockholders or terminates the Merger Agreement to enter into an agreement with respect to a “superior proposal,” Slack will be required to pay the Company a termination fee of $900 million in cash.

The Mergers are expected to close late in the second quarter of the Company’s fiscal year 2022, ending July 31, 2021. The completion of this offering of notes is not contingent on the consummation of the Mergers, nor are the Mergers contingent on this offering. See “Risk Factors—Risks Relating to the Mergers” in this prospectus supplement.

Consent Solicitation

On January 26, 2021, Salesforce announced a solicitation of consents, on behalf of Slack, to adopt certain amendments to the indenture, dated as of April 9, 2020 (the “Slack Indenture”), among Slack and U.S. Bank National Association, as trustee (the “Slack Trustee”), governing Slack’s $862,500,000 in aggregate principal amount of 0.50% Convertible Senior Notes due 2025 (the “Slack Notes”) (the “Consent Solicitation”). The Consent Solicitation was made upon the terms and subject to the conditions set forth in the consent solicitation statement, dated as of January 26, 2021, as supplemented on February 2, 2021 and as further supplemented on February 8, 2021. The primary purpose of the Consent Solicitation was to amend the Slack Indenture to modify the merger covenant with respect to the Slack Notes to remove the requirement that the successor in any merger of Slack with or into another person be a corporation and to make certain other conforming changes (the “Amendments”). The Consent Solicitation expired at 5:00 p.m., New York City time, on February 10, 2021, and prior thereto, eligible holders in respect of a majority of the aggregate principal amount of the then outstanding Slack Notes (determined in accordance with the Slack Indenture) delivered valid (and did not validly revoke) consents (the “Requisite Consents”) to adopt the Amendments. Following receipt of the Requisite Consents, Slack and the Slack Trustee executed on February 10, 2021 a supplemental indenture (the “Supplemental Indenture”) to the Slack Indenture effecting the Amendments. Pursuant to the Supplemental Indenture, the Amendments will become operative upon the closing of the First Merger and the payment of a consent fee, which consent fee was paid by Salesforce on April 29, 2021.

Acquisition Financing

We currently anticipate financing the Acquisition Obligations with cash on our balance sheet, net proceeds from the issuance of the mandatorily redeemable notes offered hereby and, depending on the aggregate amount of such net proceeds, net proceeds from borrowings under the term loan credit agreement we entered into on December 23, 2020 (the “acquisition term loan agreement,” and the term loan facility provided thereunder, the “acquisition term loan”).

The Company has also obtained a commitment from Citigroup Global Markets Inc., Bank of America, N.A., JPMorgan Chase Bank, N.A. and certain other financial institutions for a 364-day senior unsecured bridge term loan facility (the “bridge facility”), subject to customary conditions. The original commitments in respect of the bridge facility were $10.0 billion, but were reduced to $7.0 billion on December 23, 2020 following the Company’s entry into the acquisition term loan agreement and to $4.0 billion on February 26, 2021. Affiliates of certain of the other underwriters in this offering are also lenders under the bridge facility and/or the acquisition term loan. The amount committed under the bridge facility is expected to be reduced on a dollar for dollar basis with the net proceeds of this offering. The timing, amounts and terms of any borrowing and/or issuance will depend on market conditions and other factors, and our financing plans may change. The Merger Agreement does not contain a financing condition.

The Offering

The summary below describes some of the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. As used in this section, the terms the “Company,” “we,” “us” or “our” refer only to salesforce.com, inc. and not to any subsidiaries of salesforce.com, inc. For a more complete description of the terms of the notes, see the section entitled “Description of Notes.”

Issuer	salesforce.com, inc.

Securities Offered	$1,000,000,000 aggregate principal amount of 0.625% Senior Notes due 2024.

$1,000,000,000 aggregate principal amount of 1.500% Senior Notes due 2028.

$1,500,000,000 aggregate principal amount of 1.950% Senior Notes due 2031.

$1,250,000,000 aggregate principal amount of 2.700% Senior Notes due 2041.

$2,000,000,000 aggregate principal amount of 2.900% Senior Notes due 2051.

$1,250,000,000 aggregate principal amount of 3.050% Senior Notes due 2061.

Maturity Dates	July 15, 2024 for the 2024 Notes.

July 15, 2028 for the 2028 Notes.

July 15, 2031 for the 2031 Notes.

July 15, 2041 for the 2041 Notes.

July 15, 2051 for the 2051 Notes.

July 15, 2061 for the 2061 Notes.

Interest Rate	0.625% per year for the 2024 Notes.

1.500% per year for the 2028 Notes.

1.950% per year for the 2031 Notes.

2.700% per year for the 2041 Notes.

2.900% per year for the 2051 Notes.

3.050% per year for the 2061 Notes.

Interest for each series of notes will accrue from July 12, 2021.

Interest Payment Dates	Semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2022.

Ranking	The notes will be the Company’s unsecured, unsubordinated debt obligations and will rank:

•

equally in right of payment with all of the Company’s other unsecured and unsubordinated debt obligations from time to time outstanding, including amounts drawn under the acquisition term loan and the bridge loan facility (if any);

•	senior in right of payment to all of the Company’s future indebtedness that is subordinated to the notes;

•

effectively junior to the Company’s existing and future secured indebtedness, including our $189 million loan secured by our office building at 50 Fremont Street in San Francisco, California, to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to the existing and future indebtedness of the Company’s subsidiaries.

Use of Proceeds	We expect (i) to use the net proceeds from the offering of the mandatorily redeemable notes to partially fund the cash consideration payable by us in connection with the Merger Consideration and to pay the other Acquisition Obligations and (ii) to allocate an amount equal to the net proceeds from the sale of the sustainability notes to finance or refinance, in whole or in part, green or social Eligible Projects. See “Summary—Recent Developments” and “Use of Proceeds.”

Optional Redemption	We may redeem the notes of any series at our option, either in whole or in part, at any time or from time to time prior to the applicable Par Call Date, as described in the following paragraph, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date:

1. 100% of the aggregate principal amount of the notes being redeemed, or

2. the sum of the present values of the remaining scheduled payments (through the Par Call Date with respect to such notes, as described in the following paragraph) of principal and interest on the notes being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined below in “Description of Notes—Optional Redemption”) plus 3 basis points, in the case of the 2024 Notes, 5 basis points, in the case of the 2028 Notes, 10 basis points, in the case of the 2031 Notes, 12.5 basis points, in the case of the 2041 Notes, 15 basis points, in the case of the 2051 Notes, and 15 basis points, in the case of the 2061 Notes.

We may redeem the notes of any series, either in whole or in part, at any time or from time to time on or after the applicable Par Call Date, at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

“Par Call Date” means, with respect to the 2024 Notes, July 15, 2022 (the date that is two years prior to the maturity date of the 2024 Notes), with respect to the 2028 Notes, May 15, 2028 (the date that is two months prior to the maturity date of the 2028 Notes), with respect to the 2031 Notes, April 15, 2031 (the date that is three months prior to the maturity date of the 2031 Notes), with respect to the 2041 Notes, January 15, 2041 (the date that is six months prior to the maturity date of the 2041 Notes), with respect to the 2051 Notes, January 15, 2051 (the date that is six months prior to the maturity date of the 2051 Notes), and with respect to the 2061 Notes, January 15, 2061 (the date that is six months prior to the maturity date of the 2061 Notes). See “Description of Notes—Optional Redemption.”

Special Mandatory Redemption	If (x) the consummation of the Mergers does not occur on or before June 1, 2022 or (y) the Company notifies the trustee that it will not pursue the consummation of the Mergers, the Company will be required to redeem the mandatorily redeemable notes then outstanding at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. The sustainability notes are not subject to the Special Mandatory Redemption. See “Description of Notes—Special Mandatory Redemption.”

Merger Covenant	The indenture governing the notes will contain a covenant that will restrict the Company’s ability to consolidate or merge with or into any other entity or sell, convey, transfer or lease or otherwise dispose of all or substantially all of its property or assets to another entity. This covenant is subject to a number of important exceptions and qualifications. For further information, see “Description of Notes” and “Risk Factors.”

No Limitation on Incurrence of New Debt	The indenture will not limit the amount of secured or unsecured indebtedness we or our subsidiaries may issue or incur under the indenture or otherwise.

No Public Market	The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or to have the notes quoted on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making at any time without notice to, or the consent of, holders of the notes. An active trading market for the notes may not develop or continue, which would adversely affect the market price and liquidity for the notes.

In addition, the market price of the sustainability notes may also be impacted by any failure by us to allocate an amount equal to the net proceeds from the sale of the sustainability notes to Eligible Projects or to meet or continue to meet the investment requirements of certain environmentally or socially focused investors with respect to the sustainability notes.

Risk Factors	An investment in the notes involves various risks, and prospective investors should carefully consider the matters discussed in the section entitled “Risk Factors” in this prospectus supplement, as well as the other risks described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before making a decision to invest in the notes. See “Where You Can Find More Information.”

Trustee	U.S. Bank National Association.

Governing Law	State of New York.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included below and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K under the caption “Item 1A. Risk Factors” and the other information contained in this prospectus supplement or accompanying prospectus or incorporated by reference herein, as updated by our subsequent filings under the Securities Exchange Act of 1934 (the “Exchange Act”) which also are incorporated by reference into this document. See “Where You Can Find More Information.”

Risks Relating to the Notes and the Offering

The negative covenants in the indenture that governs the notes do not include financial covenants or meaningful restrictions on us or our subsidiaries.

The indenture under which the notes will be issued will not limit the amount of indebtedness that the Company and its subsidiaries may incur, including indebtedness secured by liens. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for the Company to satisfy its obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

Furthermore, the indenture for the notes will not, among other things:

•	limit our ability to engage in sale/leaseback transactions;

•	require us to maintain any specified financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity;

•	restrict our ability to repurchase or prepay any of our other indebtedness;

•	restrict our ability to make investments or to repurchase or pay dividends to or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•	require us to repurchase the notes in the event of a change in control.

The terms of the indenture and the notes will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could adversely impact your investment in the notes.

The notes will be unsecured and effectively subordinated to the Company’s existing and future secured indebtedness and other obligations and will rank equally in right of payment with the Company’s existing and future unsecured, unsubordinated obligations.

The notes will be unsecured, unsubordinated obligations of the Company, ranking equally in right of payment to all of the Company’s existing and future unsecured, unsubordinated obligations, and will be effectively subordinated to all of the Company’s existing and future secured indebtedness and other obligations to the extent of the value of the Company’s assets securing such indebtedness or other obligations. The indenture governing the notes will not restrict the Company’s or its subsidiaries’ ability to incur secured debt. If the Company incurs any secured debt or other secured obligations, the assets and the assets of its subsidiaries securing such debt and obligations will be subject to prior claims by secured creditors. In the event of the Company’s bankruptcy, liquidation, reorganization or other winding up, any assets of the Company that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in the remaining assets of the Company ratably with all of the Company’s unsecured, unsubordinated creditors, including trade creditors.

As of April 30, 2021, pro forma for the incurrence of $8.0 billion of unsecured, unsubordinated indebtedness to fund the Acquisition Obligations (consisting of the mandatorily redeemable notes offered hereby, and depending on the net proceeds therefrom, borrowings under the acquisition term loan) and the offering of the other notes offered hereby, the Company would have had $10.5 billion of unsecured, unsubordinated indebtedness outstanding and $189 million of secured indebtedness outstanding (consisting of the loan that we assumed when we purchased an office building located at 50 Fremont Street in San Francisco, California).

In addition, if the Company incurs any additional debt that ranks equally in right of payment with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the Company. This may have the effect of reducing the amount of proceeds paid to you.

The notes are the unsecured obligations of the Company and not the obligations of its subsidiaries and will be structurally subordinated to the obligations of the Company’s subsidiaries.

The notes are neither obligations of, nor guaranteed by, our subsidiaries, and therefore the notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The indenture governing the notes will not restrict our subsidiaries’ ability to incur indebtedness or other obligations. The Company’s subsidiaries are under no obligation to provide the Company with funds for its payment obligations, whether by dividends, distributions, loans or other payments. In the event of a bankruptcy, liquidation, or similar proceeding of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us. As of April 30, 2021, the Company’s subsidiaries had approximately $5.4 billion of outstanding liabilities, including trade payables and deferred revenue, but excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with generally accepted accounting principles.

We will have substantial debt obligations that could restrict our operations and prevent the Company from fulfilling its obligations under the notes.

As of April 30, 2021, pro forma for the incurrence of $8.0 billion of unsecured, unsubordinated indebtedness to fund the Acquisition Obligations (consisting of the mandatorily redeemable notes offered hereby, and depending on the net proceeds therefrom, borrowings under the acquisition term loan) and the offering of the other notes offered hereby, the Company would have had $10.5 billion of unsecured, unsubordinated indebtedness outstanding and $189 million of secured indebtedness outstanding (consisting of the loan that we assumed when we purchased an office building located at 50 Fremont Street in San Francisco, California). See “Capitalization.”

We may also incur additional indebtedness in the future. Our substantial indebtedness could have adverse consequences, including:

•	making it more difficult for us to satisfy our financial obligations, including the Company’s obligations with respect to the notes;

•	increasing our vulnerability to adverse economic, regulatory and industry conditions, and placing us at a disadvantage compared to our competitors that are less leveraged;

•	limiting our ability to compete and our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limiting our ability to borrow additional funds for working capital, capital expenditures, acquisitions and general corporate or other purposes; and

•	exposing us to greater interest rate risk to the extent that the interest rate on the applicable borrowings is variable.

Our debt service obligations will require us to use a portion of our operating cash flow to pay interest and principal on indebtedness instead of for other corporate purposes, including funding the future expansion of our business and ongoing capital expenditures, which could impede our growth. If our operating cash flow and capital resources are insufficient to service our debt obligations, including the notes, we may be forced to sell assets, seek additional equity or debt financing or restructure our debt, which could harm our long-term business prospects. Our failure to comply with the terms of any existing or future indebtedness could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt, including the notes.

Our ability to make payments on, and to refinance, our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flow from operations, and we may not have available to us future borrowings in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. In these circumstances, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition at the time;

•	restriction in the agreements governing our indebtedness, including the indenture governing the notes; and

•	the condition of the financial markets and the industry in which we operate.

As a result, we may not be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms or at all. Without this financing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances. In addition, we may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations under the notes.

The market prices of the notes may be volatile.

The market prices of the notes will depend on many factors that may vary over time, some of which are beyond our control, including:

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	market interest rates;

•	the market for similar securities;

•	competition;

•	the size and liquidity of the markets for the notes; and

•	general economic conditions.

In particular, all else equal, rising prevailing interest rates should be expected to result in a decrease in the market price of the notes.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

The Company’s credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of a rating may be obtained from the rating agency. There can be no assurance that credit ratings will remain in effect or that a rating will not be lowered, suspended or withdrawn by the rating agency if, in the rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

Any decline in the Company’s corporate credit ratings or the rating of the notes could adversely affect the values of the notes.

Any decline in the ratings of the Company’s corporate credit or the notes or any indications from the rating agencies that their ratings on our corporate credit or the notes are under surveillance or review with possible negative implications could adversely affect the values of the notes. Any future ratings downgrade or an indication from the rating agencies that their ratings are under surveillance or review could adversely affect our ability to access capital and the value of the notes.

If the Company is required to redeem the mandatorily redeemable notes in connection with a Special Mandatory Redemption, holders of the mandatorily redeemable notes may not obtain their expected return on the notes.

If (x) the consummation of the Mergers does not occur on or before June 1, 2022 or (y) the Company notifies the trustee that it will not pursue the consummation of the Mergers, the Company will be required to redeem the mandatorily redeemable notes then outstanding at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. The sustainability notes are not subject to the Special Mandatory Redemption. Our ability to consummate the Mergers is subject to various closing conditions, including regulatory approvals and other matters over which we have limited or no control. If we abandon the Mergers and are required to redeem the mandatorily redeemable notes, holders of such notes may not obtain their expected return on such notes and may not be able to reinvest the proceeds from a Special Mandatory Redemption in an investment that results in a comparable return. Holders of the mandatorily redeemable notes will have no right to opt out of the Special Mandatory Redemption provisions of such notes.

Your decision to invest in the notes is made at the time of the offering of the notes. Further, holders of the mandatorily redeemable notes will have no rights under the Special Mandatory Redemption provision if the Mergers are consummated, nor will such holders have any right to require us to redeem such notes if, between the closing of the notes offering and the closing of the Mergers, we experience any changes in our business or financial condition or if the terms of the Mergers change.

The Company may be unable to redeem the mandatorily redeemable notes in the event of a Special Mandatory Redemption.

The Company is not obligated to place the proceeds of this offering of notes in escrow prior to the closing of the Mergers or to provide a security interest in such proceeds, and there are no other restrictions on our use of such proceeds during such time. Accordingly, the Company will need to fund any Special Mandatory Redemption using proceeds that we have voluntarily retained or from other sources of liquidity. As a result, in the event of a Special Mandatory Redemption, the Company may not have sufficient funds to redeem the mandatorily redeemable notes.

There may be no active trading markets for the notes, and, if one develops, it may not be liquid.

The notes will constitute new issues of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. Trading markets for the notes may not develop, or if markets for the notes were to develop, the notes may trade at a discount from their original offering prices, depending upon many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. Although the underwriters have advised us that they currently intend to make a market in the notes of each series, they are not obligated to do so and may discontinue such market-making activity at any time without notice. There can be no assurance as to the development or liquidity of any market for the notes, the ability of the holders to sell their notes or the prices at which the holders would be able to sell their notes.

In addition, the market price of the sustainability notes may also be impacted by any failure by us to allocate an amount equal to the net proceeds from the sale of sustainability notes to Eligible Projects or to meet or continue to meet the investment requirements of certain environmentally or socially focused investors with respect to the sustainability notes.

Redemption may adversely affect your return on the notes.

We have the right to redeem the notes of each series on the terms set forth in this prospectus supplement. We may redeem such notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes being redeemed.

There can be no assurance that use of proceeds of the sustainability notes to finance Eligible Projects will be suitable for the investment criteria of an investor.

We intend to allocate an amount equal to the net proceeds from the sale of the sustainability notes specifically to finance or refinance, in whole or in part, one or more new or existing green or social Eligible Projects, but no assurance can be given that any such Eligible Projects will be capable of being implemented or implemented substantially in such manner, or that such Eligible Projects will be completed within any specified time period or at all or with the results or outcome (whether or not related to the environmental, sustainability, or social impact) as we originally expected or anticipated. The examples of projects in “Use of Proceeds” are for illustrative purposes only and no assurance can be provided that disbursements for projects with these specific characteristics will be made by us with the net proceeds from the sustainability notes. We have significant flexibility in allocating the net proceeds of the sustainability notes, including re-allocating the net proceeds in the event we determine in our discretion that projects receiving allocation no longer meet the criteria for Eligible Projects, and there can be no assurance that the net proceeds will be totally or partially disbursed for any such Eligible Projects. None of the underwriters for this offering are responsible for assessing or verifying whether or not the Eligible Projects to which we allocate the net proceeds of the sustainability notes meet the criteria described in “Use of Proceeds,” or for the monitoring of the use of proceeds. Neither the terms of the sustainability notes nor the indenture require (or will require) us to use the proceeds as described under “Use of Proceeds” and any failure by us to comply with the anticipated use of proceeds will not constitute a breach of or an event of default under the sustainability notes or the indenture.

Prospective investors should carefully review the information set out in this prospectus supplement regarding such use of the net proceeds and must determine for themselves the relevance of such information for the purpose of any investment in the sustainability notes together with any other investigation such investor deems necessary. In particular, no assurance is given by us or any underwriter of the sustainability notes that the use of such net proceeds to fund any Eligible Projects will satisfy (or will continue to satisfy), whether in whole or in part, any present or future investor expectations, requirements, taxonomies, standards, or other investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable laws or regulations or by its own by-laws or other governing rules or investment portfolio mandates, ratings mandates or criteria, taxonomies, or standards, or other independent expectations, including with regard to any direct or indirect environmental, sustainability, or social impact of any Eligible Projects or for listing or admission to trading on any dedicated “green,” “environmental,” “social,” “sustainable,” or other equivalently labeled index or segment of any stock exchange or securities market, in particular with regard to any direct or indirect environmental, sustainability, or social impact of any projects or uses, the subject of or related to, any Eligible Projects. Any failure by us to allocate an amount equal to the net proceeds from the sale of the sustainability notes to one or more Eligible Projects or the failure of those investments or financings to satisfy investor, index, or stock exchange or securities market expectations or requirements could have a material adverse effect on the market price of the sustainability notes and/or result in adverse consequences for certain investors with portfolio mandates to invest in securities to be used for a particular purpose. No assurance can be given that the sustainability notes will be listed or admitted to trading on any dedicated “green,” “environmental,” “social,” “sustainable,” or other equivalently labeled segment of any stock exchange or securities market (whether or not regulated), and we do not intend to apply for any such listing or admission.

The Eligible Projects to which we may allocate the net proceeds from the sustainability notes may have complex direct or indirect environmental, sustainability, or social impacts, and adverse environmental or social impacts may occur during the design, construction, and operation of the projects. In addition, projects may become controversial or criticized by activist groups or other stakeholders, which could have a negative effect on the trading price of the sustainability notes.

There is no legal, regulatory, or market definition of or standardized criteria for what constitutes a “green,” “social,” “sustainable,” or other equivalently labeled project, and any such designations made by third parties with respect to the sustainability notes may not be suitable for the investment criteria of an investor.

There is currently no clear definition (legal, regulatory, or otherwise) of, nor market consensus as to what constitutes, a “green,” “social,” “sustainable,” or an equivalently labeled project, or as to what precise attributes are required for a particular project to be defined as “green,” “social,” “sustainable,” or such other equivalent label, nor can any assurance be given that such a clear definition or consensus will develop over time or, if such definition or consensus develops in the future, that the Eligible Projects will meet such criteria. Accordingly, no assurance is or can be given to investors that any Eligible Projects selected to receive an allocation of funds from the net proceeds of the sustainability notes will meet any or all investor expectations regarding such “green,” “social,” “sustainable,” or other equivalently labeled performance objectives, or that any adverse environmental, social, and/or other impacts will not occur during the implementation of any Eligible Projects financed, in whole or in part, by the net proceeds from the sale of the sustainability notes.

No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by us), including any second party opinion such as the SPO discussed under “Use of Proceeds,” that may be made available in connection with the issuance of the sustainability notes and, in particular, with respect to whether any Eligible Projects fulfill any environmental, social, sustainability, and/or other criteria. For the avoidance of doubt, any such opinion or certification is not and shall not be deemed to be incorporated into nor form part of this prospectus supplement and the accompanying prospectus. Any such opinion or certification is not, nor should be deemed to be, a recommendation by us or any underwriter, or any other person, to buy, sell, or hold the sustainability notes. Any such opinion or certification is only current as of the date that opinion or certification was initially issued. Prospective investors must determine for themselves the relevance of any such opinion or certification and/or the information contained therein and/or the provider of such opinion or certification for the purpose of any investment in the sustainability notes. Currently, the providers of such opinions and certifications are not subject to any specific regulatory or other regime or oversight. Any withdrawal of any such opinion or certification or any additional opinion or certification attesting that we are not complying in whole or in part with any matters for which such opinion or certification is opining or certifying may have a material adverse effect on the value of the sustainability notes and/or result in adverse consequences for certain investors with mandates to invest in securities to be used for a particular purpose.

Risks Relating to the Mergers

Completion of the Mergers is subject to conditions, and if these conditions are not satisfied or waived, the Mergers will not be completed.

Each of our and Slack’s obligation to complete the Mergers is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement. These include, among others, (i) the approval for listing on the New York Stock Exchange of the Company Shares to be issued in the First Merger; (ii) the continued effectiveness of a registration statement on Form S-4 filed by the Company registering the Company Shares to be issued in connection with the First Merger; (iii) the accuracy of the parties’ respective representations and warranties in the Merger Agreement, subject to specified materiality qualifications; (iv) compliance by the parties with their respective covenants in the Merger Agreement in all material respects; (v) the absence of any law or order restraining, enjoining, or otherwise prohibiting the consummation of the Mergers; (vi) the expiration or termination of the waiting period applicable to the Mergers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and receipt of other approvals under specified antitrust and foreign investment laws; (vii) the receipt by each party of opinions to the effect that the Mergers, taken together, will qualify as a reorganization for U.S. federal income tax purposes; and (viii) the absence of a material adverse effect with respect to Slack on or after the date of the Merger Agreement that is continuing as of immediately prior to the closing. Pursuant to the HSR Act, on February 16, 2021, we and Slack each received a request for additional information and documentary material, often referred to as a “Second Request,” from the Antitrust Division of the Department of Justice (the “DOJ”). Issuance of the Second Request extends the waiting period under the HSR Act until 30 days after we and Slack have each substantially complied with the Second Request, unless the period for review is extended voluntarily by the parties and the DOJ or is terminated earlier by the DOJ. We and Slack have and will continue to cooperate fully with the DOJ in its review. We continue to anticipate completing the transaction late in the second quarter of the Company’s fiscal year 2022, ending July 31, 2021, subject to the satisfaction or waiver of the closing conditions specified in the Merger Agreement.

The failure to satisfy all of the required conditions in the Merger Agreement could delay the completion of the Mergers or prevent the Mergers from occurring. Any delay in completing the Mergers could cause us not to realize some or all of the benefits that we expect to achieve if the Mergers are successfully completed within the expected time frame. There can be no assurance that the conditions to the closing of the Mergers will be satisfied or waived or that the Mergers will be completed, or as to whether the Mergers will be completed on terms other than those set forth in the Merger Agreement as in effect as of the date of this prospectus supplement.

Failure to complete the Mergers could negatively impact the price of shares of the Company’s common stock, as well as Salesforce’s respective future businesses and financial results.

If the Mergers are not completed for any reason, Salesforce’s businesses and financial results may be adversely affected, including as follows:

•	Salesforce may experience negative reactions from the financial markets, including negative impacts on the market price of the Company common stock;

•

the manner in which industry contacts, business partners and other third parties perceive Salesforce may be negatively impacted, which in turn could affect Salesforce’s marketing operations or its ability to compete for new business or obtain renewals in the marketplace more broadly;

•	Salesforce may experience negative reactions from employees; and

•

Salesforce will have expended time and resources that could otherwise have been spent on Salesforce’s existing businesses and the pursuit of other opportunities that could have been beneficial to Salesforce, and Salesforce’s ongoing business and financial results may be adversely affected.

In addition to the above risks, if the Merger Agreement is terminated and either party’s board seeks an alternative transaction, such party’s stockholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the Mergers.

We may fail to realize all of the anticipated benefits of the Mergers, and the Mergers or those benefits may take longer to realize than expected.

We believe that there are significant benefits and synergies that may be realized through combining the products, scale and combined enterprise customer bases of Salesforce and Slack. However, the efforts to realize these benefits and synergies will be a complex process and may disrupt both companies’ existing operations if not implemented in a timely and efficient manner. The full benefits of the Mergers, including the anticipated sales or growth opportunities, may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the Mergers could adversely affect our results of operations or cash flows, cause dilution to our earnings per share, decrease or delay any accretive effect of the acquisition and negatively impact the price of our common stock and the market price of the notes.

In addition, we will be required post-closing to devote significant attention and resources to successfully align our business practices and operations. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the Mergers.

We will incur direct and indirect costs as a result of the Mergers.

We have incurred and expect to continue to incur a number of non-recurring costs associated with negotiating and completing the Mergers, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the Mergers and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs, proxy solicitation costs and filing fees.

We will also incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. We will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Mergers and the integration of the two companies’ businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Salesforce following the completion of the Mergers. Many of these costs will be borne by us even if the Mergers are not completed. Factors beyond our control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately.

We are not providing in the base prospectus, this preliminary prospectus supplement or the final prospectus supplement historical financial information of Slack or pro forma financial statement information reflecting the impact of the Mergers on our historical financial position and operating results.

We are not required, pursuant to SEC regulations, to include any historical Slack financial statements or pro forma financial information related to the Mergers in this prospectus supplement. As a result, investors will be required to determine whether to participate in this offering without the benefit of such historical or pro forma financial information. Accordingly, when deciding whether to invest in the notes, you should consider the fact that there is very limited information related to Slack or its anticipated impact on our financial results contained in this prospectus supplement. We cannot assure you that such limited information is adequate to assess the impact of the Mergers on our future financial performance or condition.

Salesforce is, and the combined company will be, subject to risks arising from the ongoing COVID-19 pandemic.

The COVID-19 pandemic and related public health measures have materially affected how Salesforce and its customers are operating their businesses, and have in the past materially affected Salesforce’s operating results and cash flows; the duration and extent to which this will impact Salesforce’s and the combined company’s future results remain uncertain. In response to the COVID-19 pandemic, Salesforce cancelled or delayed some customer events, and shifted many of them to virtual-only experiences. Salesforce may deem it advisable to similarly alter, postpone or cancel entirely additional customer, employee and industry events in the future. If Salesforce or the combined company attempts to reintroduce large in-person events, such as Salesforce’s annual Dreamforce conference, it may not be able to do so successfully and its customers may not be able or willing to attend them.

We also temporarily closed all Salesforce offices globally. This global work-from-home operating environment has caused strain for, and has adversely impacted productivity of, certain employees, and these conditions may persist and harm our business, including our future sales and operating results. As long as the pandemic continues, our employees may be exposed to health risks. We have begun the process of reopening certain of our offices. Our efforts to reopen our offices safely may not be successful; could expose our employees, customers and partners to health risks and us to associated liability; and will involve additional financial burdens. The COVID-19 pandemic may have long-term effects on the nature of the office environment and remote working. In particular, as our offices reopen, we plan to offer a significant percentage of our employees the flexibility in the amount of time they work in an office. This may present risks for our real estate portfolio and strategy and may present operational and workplace culture challenges that may adversely affect our business.

Moreover, the conditions caused by COVID-19 initially affected Salesforce’s customer IT spending and may in the future adversely affect Salesforce’s or the combined company’s customers’ ability or willingness to purchase its enterprise cloud computing services. These conditions delayed and may in the future delay prospective customers’ purchasing decisions, and reduced and may in the future reduce the value or duration of Salesforce or the combined company’s customers’ subscription contracts, and affect attrition rates, all of which could adversely affect our future sales and operating results.

Salesforce’s operations have been, and the combined company’s operations may be, negatively affected by a range of external factors related to the COVID-19 pandemic that are not within its control, and COVID-19 cases (including the spread of variants or mutant strains) continue to surge in certain parts of the world. For example, the recent surge of COVID-19 in India has impacted the operations of Salesforce’s business infrastructure and its support staff and service providers in India, including its India-based employees and third-party suppliers, which could delay Salesforce’s or the combined company’s business processes, product development and foreign investments. Authorities throughout the world have implemented numerous preventative measures to contain or mitigate further spread of the virus, such as travel bans and restrictions, limitations on business activity, quarantines, work-from-home directives and shelter-in-place orders. These public health measures have caused, and are continuing to cause, business slowdowns or shutdowns in affected areas, both regionally and worldwide, which have impacted Salesforce’s and may impact the combined company’s business and results of operations and cash flows. As Salesforce continues to monitor the situation and public health guidance throughout the world, Salesforce may adjust its current policies and practices, and existing and new precautionary measures could negatively affect Salesforce’s and the combined company’s operations.

The extent of the impact of COVID-19 on Salesforce’s and the combined company’s operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, future spikes of COVID-19 infections (including the spread of variants or mutant strains) resulting in additional preventative measures to contain or mitigate the spread of the virus, severity of the economic decline attributable to the pandemic and timing and nature of a potential economic recovery, impact on Salesforce’s and the combined company’s customers and their sales cycles, Salesforce’s and the combined company’s ability to generate new business leads, impact on Salesforce’s and the combined company’s customer, employee and industry events, and effect on Salesforce’s and the combined company’s vendors, all of which are uncertain and cannot be predicted. The long term impact of the COVID-19 pandemic on Salesforce’s and the combined company’s financial condition or results of operations remains uncertain. Due to Salesforce’s subscription-based business model, the effect of the COVID-19 pandemic may not be fully reflected in its results of operations until future periods. In addition, uncertainty regarding the impact of COVID-19 on Salesforce’s and the combined company’s future operating results and financial condition may result in Salesforce and the combined company taking cost-cutting measures, reducing the level of Salesforce’s and the combined company’s capital investments and delaying or canceling the implementation of strategic initiatives, any of which may negatively impact their respective business and reputation. If the COVID-19 pandemic has a substantial impact on Salesforce’s or the combined company’s employees’, partners’ or customers’ business and productivity, Salesforce’s and the combined company’s results of operations and overall financial performance may be harmed. The global macroeconomic effects of the COVID-19 pandemic and related impacts on Salesforce’s and the combined company’s customers’ business operations and their demand for their products and services may persist for an indefinite period, even after the COVID-19 pandemic has subsided. In addition, the effects of the COVID-19 pandemic may heighten other risks described in this “Risk Factors” section.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus supplement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” variations of such words and similar expressions are intended to identify such forward-looking statements, which may consist of, among other things, trend analyses and statements regarding future events, future financial performance, anticipated growth, industry prospects and the anticipated impact on our business of the ongoing COVID-19 pandemic and related public health measures. These forward-looking statements are based on current expectations, estimates and forecasts, as well as the beliefs and assumptions of our management, and are subject to risks and uncertainties that are difficult to predict, including: the impact of, and actions we may take in response to, the COVID-19 pandemic, related public health measures and resulting economic downturn and market volatility; our ability to maintain security levels and service performance meeting the expectations of our customers, and the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate performance degradation and security breaches; the expenses associated with our data centers and third-party infrastructure providers; our ability to secure additional data center capacity; our reliance on third-party hardware, software and platform providers; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; current and potential litigation involving us or our industry, including litigation involving acquired entities such as Tableau, and the resolution or settlement thereof; regulatory developments and regulatory investigations involving us or affecting our industry; our ability to successfully introduce new services and product features, including any efforts to expand our services; our ability to find and execute on green eligible projects; the success of our strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; our ability to complete, on a timely basis or at all, announced transactions, including the Mergers; our ability to realize the benefits from acquisitions, strategic partnerships, joint ventures and investments; our ability to successfully integrate acquired businesses and technologies; our ability to compete in the market in which we participate; the success of our business strategy and our plan to build our business, including our strategy to be a leading provider of enterprise cloud computing applications and platforms; our ability to execute our business plans; our ability to continue to grow unearned revenue and remaining performance obligation; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of our sales cycles; our ability to limit customer attrition and costs related to those efforts; the success of our international expansion strategy; the demands on our personnel and infrastructure resulting from significant growth in our customer base and operations, including as a result of acquisitions; our ability to preserve our workplace culture, including as a result of our decisions regarding our current and future office environments or work-from-home policies; our dependency on the development and maintenance of the infrastructure of the Internet; our real estate and office facilities strategy and related costs and uncertainties; fluctuations in, and our ability to predict, our operating results and cash flows; the variability in our results arising from the accounting for term license revenue products; the performance and fair value of our investments in complementary businesses through our strategic investment portfolio; the impact of future gains or losses from our strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within our strategic investment portfolio; our ability to protect our intellectual property rights; our ability to develop our brands; the impact of foreign currency exchange rate and interest rate fluctuations on our results; the valuation of our deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting our ability to estimate our tax rate; uncertainties regarding our tax obligations in connection with potential jurisdictional transfers of intellectual property, including the tax rate, the timing of the transfer and the value of such transferred intellectual property; uncertainties regarding the effect of general economic and market conditions; the impact of geopolitical events; uncertainties regarding the impact of expensing stock options and other equity awards; the sufficiency of our capital resources; risks related to the availability and funding of our bridge loan facility and term loan associated with the Mergers and other indebtedness; our ability to comply with our debt covenants and lease obligations; the impact of climate change, natural disasters and actual or threatened public health emergencies, including the ongoing COVID-19 pandemic; our ability to consummate the proposed transaction on a timely basis or at all, including due to complexities resulting from the adoption of new accounting pronouncements and associated system implementations; the satisfaction of the conditions precedent to consummation of the proposed transaction; our ability to secure regulatory approvals on the terms expected, in a timely manner or at all; our ability to successfully integrate Slack’s operations; our ability to implement our plans, forecasts and other expectations with respect to Slack’s business after the completion of the proposed transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of our common stock or on our operating results; significant transaction costs; unknown liabilities; and the risk of litigation or regulatory actions related to the proposed transaction. These and other risks and uncertainties may cause our actual results to differ materially and adversely from those expressed in any forward-looking statements.

Consequently, all forward-looking statements contained or incorporated by reference in this prospectus supplement are qualified by factors, risks and uncertainties, including, but not limited to, those set forth above, those set forth in the section entitled “Risk Factors” of this prospectus supplement, those set forth under the headings “Forward-Looking Information” and “Risk Factors” in our annual and quarterly reports and other filings with the SEC that are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and our financial condition and results of operations could be materially adversely affected.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the notes will be approximately $7.9 billion, after deducting underwriting discounts and estimated offering expenses payable by us.

Use of proceeds for the mandatorily redeemable notes.

We expect to use the net proceeds from the offering of the mandatorily redeemable notes to partially fund the cash consideration payable by us in connection with the Merger Consideration and to pay the other Acquisition Obligations.

Use of proceeds for the sustainability notes.

We intend to allocate an amount equal to the net proceeds from the sale of the sustainability notes to finance or refinance, in whole or in part, one or more new or existing green or social Eligible Projects (as defined below). Pending allocation, an amount equal to the net proceeds from the sale of the sustainability notes may be held in accordance with our internal investment policy, temporarily invested in cash, cash equivalents, and/or high-quality marketable securities. In the case of divestment or if a project no longer meets the eligibility criteria listed below, we intend to reallocate the funds to other Eligible Projects during the term of the sustainability notes.

Eligible Projects

“Eligible Projects” means the development or implementation of projects that meet the Eligibility Criteria (as defined below) and include capital and operational expenditures made by us beginning with the 24 months preceding the issuance date of any Green, Social or Sustainability Bonds. Eligible Projects can include direct investments, including private equity investments, in initiatives aligned with the Eligibility Criteria. The “Eligibility Criteria” and example projects are outlined below:

Technology for Climate Action: Expenditures and investments related to technologies and solutions that enable or amplify environmental impact. Expenditures may include, but are not limited to:

•

Research and development, distribution and maintenance of a sustainability information system built on the Salesforce platform, such as the Salesforce Sustainability Cloud, designed to enable customers to measure and manage their environmental impact, such as greenhouse gas emissions from offices, data centers, business travel and employee commuting.

Green Buildings: Expenditures related to the acquisition, design, development, construction, certification, furnishing, equipping, leasing or maintaining of our office facilities. Example projects may include, but are not limited to:

•

Offices that are owned or leased for 10 years or longer and have received, or are expected to receive, third-party sustainable certifications or verification such as, at a minimum, International Living Future Institute Zero Carbon and LEED Gold or Platinum, or equivalent.

Renewable Energy: Expenditures related to the construction, development, acquisition, maintenance and operation of renewable energy projects with direct emissions of less than 100g CO2 e/kWh that are long-term and new to the grid, such as solar and wind. Example projects may include, but are not limited to:

•	Installation of onsite renewable energy generation;

•	Utility renewable energy offerings; and

•

Virtual Power Purchase Agreements and Power Purchase Agreements entered into prior to the commencement of commercial operation of the renewable project and that meet our additionality objective of bringing new renewable energy sources to the grid.

Pollution Prevention and Control: Expenditures related to carbon credits for projects that are designed to reduce or sequester greenhouse gas emissions. Expenditures may include, but are not limited to:

•	Clean cook stoves, and the restoration of natural ecosystems, in each case with third-party verification such as by the Gold Standard or an equivalent standard.

Nature-Based Solutions: Expenditures related to projects designed to support and mobilize the conservation, restoration and growth of natural ecosystems, such as forests, in an ecologically and socially responsible manner, adhering to the IUCN’s Global Standard for Nature-Based Solutions and in line with Together With Nature. Expenditures may include, but are not limited to:

•	Environmentally-sustainable forestry, including afforestation or reforestation, and preservation or restoration of natural landscapes.

Sustainable Water Management: Expenditures related to sustainable water management, such as water reuse and recycling, efficiency, conservation, restoration and water quality projects that are expected to improve Salesforce’s water impact. Expenditures may include, but are not limited to:

•	Water restoration projects;

•	Greywater and blackwater recycling systems;

•	Green roofs;

•	Low flow fixtures and appliances; and

•	Dry cooling systems.

Technology for Social Good: Expenditures related to technologies and solutions that enable or amplify social impact. Expenditures may include, but are not limited to:

•

Research and development, distribution and maintenance of information systems or solutions built on the Salesforce platform designed to enable customers, non-profits and higher education institutions to measure and manage their social impact programs and philanthropy goals, including the Salesforce Non-Profit Cloud, Salesforce Philanthropy Cloud and Salesforce Education Cloud.

Commitment to Racial Equality: Expenditures focused on advancing economic opportunity and equity for underrepresented communities, as well as promoting greater diversity and inclusion. Expenditures may include, but are not limited to:

•	Procurement of products and services from certified or classified diverse suppliers, using our market position to boost economic opportunities for entrepreneurs from underrepresented populations; and

•

Increasing access for Black and other underrepresented communities, including workforce development programs, training and education, inclusive hiring initiatives, and diversity recruiting efforts dedicated to sourcing talent from underrepresented communities.

Socioeconomic Advancement and Empowerment: Expenditures related to widening access to the technology industry for all, including workforce development programs dedicated to upskilling, training and hiring for the jobs of tomorrow; developing and promoting products and solutions that improve learning outcomes; and promoting digital inclusion. Expenditures may include, but are not limited to:

•

Workforce development and empowerment programs to support access, retention, belonging and fairness at every stage of the employee journey, targeting women, veterans and other underrepresented communities, including mentorship programs, executive coaching initiatives, equal pay, and/or other employee advocacy resources;

•

Opportunities for veterans and the military community to participate in professional development and upskilling programs, gain high demand technology skills and enable successful career transitions, as well as providing our partners with a diverse and trained talent pipeline; and

•

Building and maintaining a technology platform and support infrastructure, and providing unemployed and underemployed individuals with access to education, training, mentors and other professional resources, either within the Salesforce ecosystem or elsewhere in their communities.

The examples of projects noted above are for illustrative purposes only and no assurance can be provided that disbursements for projects with these specific characteristics will be made by us or any of our subsidiaries. We intend to allocate an amount equal to the net proceeds from the sale of the sustainability notes to projects as soon as practicable.

We will not knowingly allocate proceeds from the issuance of the sustainability notes to the following:

•	Activities related to the exploration, production or transportation of fossil fuels (e.g., coal, oil and gas);

•	Consumption of fossil fuels for the purpose of power generation;

•	Activities involving the exploitation of human rights, modern slavery (e.g., forced labor or human trafficking) or child labor;

•	Companies that produce weapons, ammunitions or tobacco; or

•	Any other activity that we determine is ineligible for the allocation of proceeds at the time of allocation.

Process for Project Evaluation and Selection

We have established processes in place to monitor and mitigate environmental and/or social risks within our operations. A committee consisting of representatives from Salesforce’s Treasury, Finance, Sustainability and Legal teams will be responsible for the assessment and selection of Eligible Projects, on an annual basis, to ensure alignment with our Sustainable Bond Framework (the “Framework”). Subject to the criteria above, the committee will prioritize projects with the following characteristics: (i) demonstrable and measurable environmental or social benefit; (ii) alignment with Salesforce values, including our environmental and social impact priorities; and (iii) association with future projects, where possible.

Management of Proceeds

Our Finance department will track the amount of net proceeds from the sale of the sustainability notes allocated to Eligible Projects. Pending allocation, an amount equal to the net proceeds from the sale of the sustainability notes may be held in accordance with our internal investment policy, temporarily invested in cash, cash equivalents, and/or high-quality marketable securities. In the case of divestment or if a project no longer meets the eligibility criteria listed above, we intend to reallocate the funds to other Eligible Projects during the term of the sustainability notes. Any payment of principal and interest on the sustainability notes will be made from our general corporate account and will not be linked to the performance of any Eligible Project.

Transparency and Reporting

Annually, until full allocation of the net proceeds from the sale of the sustainability notes, and on a timely basis in case of material developments, we will publish a report (the “Sustainability Bond Report”) that will include:

(i)

The amount of net proceeds from the sale of the sustainability notes that have been allocated to one or more Eligible Projects either individually or by category, subject to confidentiality and competitive considerations;

(ii)	The list of Eligible Project categories with a selection of brief descriptions;

(iii)	Expected impact metrics, where feasible; and

(iv)	The outstanding amount of net proceeds from the sale of the sustainability notes yet to be allocated to Eligible Projects at the end of the reporting period.

We expect that the Sustainability Bond Report will be accompanied by (i) assertions by our management as to the amount of the net proceeds from the sale of the sustainability notes that have been allocated to Eligible Projects; and (ii) a report from an independent registered public accounting firm in respect of its examination of management’s assertions on the allocation of proceeds conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants.

External Review

Expenditures and investments will be aligned with Green Bond Principles, 2021 (“GBP”), Social Bond Principles, 2021 (“SBP”), and Sustainability Bond Guidelines, 2021 (“SBG”), which are voluntary process guidelines for best practices when issuing Green, Social and Sustainability Bonds. The GBP, SBP, and SBG recommend transparency and promote integrity in the sustainable bond market. The Framework is aligned with the GBP, SBP, and SBG. The Framework covers Green, Social, and Sustainability Bond issuances by Salesforce and its subsidiaries.

The Framework is aligned with the four core components of the GPB, SBP and SBG: (i) use of proceeds, (ii) process for project evaluation and selection, (iii) management of proceeds, and (iv) reporting.

We have obtained and will make publicly available a Second Party Opinion (“SPO”) from a consultant with recognized environmental and social expertise to provide an opinion on the environmental and social benefits of the Framework as well as the Framework’s alignment to the GBP, SBP and SBG. The SPO will be available on the SPO provider’s website.

Information contained on, or accessible through, our website and in our Sustainability Bond Report are not incorporated in, and are not part of, this prospectus supplement, the accompanying prospectus or any other report or filing we make with the SEC. Neither the sustainability notes nor the indenture requires (or will require) us to use the net proceeds from the sale of the sustainability notes as described above, and any failure by us to comply with the foregoing will not constitute a breach of or default under the sustainability notes or the indenture. The above description of the use of the proceeds from the sale of the sustainability notes is not intended to modify or add any covenant or other contractual obligation undertaken by us under the sustainability notes or the indenture governing the sustainability notes.

Bridge Facility.

Salesforce has also obtained a commitment from Citigroup Global Markets Inc., Bank of America, N.A., JPMorgan Chase Bank, N.A. and certain other financial institutions for a 364-day senior unsecured bridge term loan facility, subject to customary conditions. The original commitments in respect of the bridge facility were $10.0 billion, but were reduced to $7.0 billion on December 23, 2020 following Salesforce’s entry into the acquisition term loan agreement and to $4.0 billion on February 26, 2021. Affiliates of certain of the other underwriters in this offering are also lenders under the bridge facility. The amount committed under the bridge facility is expected to be reduced on a dollar for dollar basis with the net proceeds of this offering. The timing, amounts and terms of any borrowing and/or issuance will depend on market conditions and other factors, and our financing plans may change. The Merger Agreement does not contain a financing condition.

CAPITALIZATION

The following table sets forth, as of April 30, 2021, our consolidated cash and cash equivalents and capitalization (i) on an actual basis and (ii) as adjusted to give effect only to the issuance of the notes offered hereby. You should read the table together with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of April 30, 2021
	Actual	As Adjusted
(in millions, except per share data)	(unaudited)	(unaudited)
Cash and cash equivalents	$8,544	$16,461

Debt: (1)
Revolving credit facility	$—	$—
Senior Notes due 2023	996	996
Senior Notes due 2038	1,491	1,491
0.625% Senior Notes due 2024 offered hereby	—	996
1.500% Senior Notes due 2028 offered hereby	—	990
1.950% Senior Notes due 2031 offered hereby	—	1,487
2.700% Senior Notes due 2041 offered hereby	—	1,233
2.900% Senior Notes due 2051 offered hereby	—	1,976
3.050% Senior Notes due 2061 offered hereby	—	1,235
Loan assumed on 50 Fremont (2)	189	189

Total senior debt	$2,676	$10,593

Stockholders’ equity:
Common stock, $0.001 par value, 1,600,000 shares authorized, 925,000 shares issued and outstanding	$1	$1
Additional paid-in capital	36,232	36,232
Accumulated other comprehensive loss	(68)	(68)
Retained Earnings	6,402	6,402

Total stockholders’ equity	42,567	42,567

Total capitalization (3)	$45,243	$53,160

(1)	Amounts of indebtedness reflected in this table reflect the aggregate principal amount thereof less unamortized debt issuance costs and debt discount.
(2)	This loan is secured by our offices at 50 Fremont Street, San Francisco, CA.
(3)	Defined as total senior debt plus total stockholders’ equity.

The data presented above does not reflect:

•	any adjustments for the Mergers, including cash used or acquired or debt assumed in connection therewith;

•	any borrowings under the acquisition term loan.

For information relating to the Mergers financing, see “Summary—Recent Developments—Acquisition Financing” and “Use of Proceeds.”

DESCRIPTION OF NOTES

We are offering $1,000,000,000 aggregate principal amount of 0.625% senior notes due 2024 (the “2024 notes”), $1,000,000,000 aggregate principal amount of 1.500% senior notes due 2028 (the “2028 notes” or the “sustainability notes”), $1,500,000,000 aggregate principal amount of 1.950% senior notes due 2031 (the “2031 notes”), $1,250,000,000 aggregate principal amount of 2.700% senior notes due 2041 (the “2041 notes”), $2,000,000,000 aggregate principal amount of 2.900% senior notes due 2051 (the “2051 notes”) and $1,250,000,000 aggregate principal amount of 3.050% senior notes due 2061 (the “2061 notes” and, together with the 2024 notes, 2031 notes, 2041 notes and 2051 notes, the “mandatorily redeemable notes”). The mandatorily redeemable notes and the sustainability notes are collectively referred to herein as the “notes”.

We will issue the 2024 notes, 2028 notes, 2031 notes, 2041 notes, 2051 notes and the 2061 notes as separate series of debt securities under the indenture, dated as of April 11, 2018, between us and U.S. Bank National Association, as trustee (the “base indenture”) as supplemented by a supplemental indenture between us and the trustee to be entered into concurrently with the delivery of the notes (the “supplemental indenture,” and together with the base indenture, the “indenture”). The following description of the terms of the notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities under the heading “Description of Debt Securities” in the accompanying prospectus.

The following summary of the provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to salesforce.com, inc., and not to its subsidiaries.

General

The notes will have the following basic terms:

•

the notes will be our senior unsecured and unsubordinated debt obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt obligations, including debt securities previously issued and outstanding under the indenture, our acquisition term loan, our bridge loan facility and our senior unsecured revolving credit facility, and will be effectively junior to our all of our secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	the notes will be structurally subordinated to the indebtedness of our subsidiaries;

•

we are issuing $1,000,000,000 aggregate principal amount of 2024 notes, $1,000,000,000 aggregate principal amount of 2028 notes, $1,500,000,000 aggregate principal amount of 2031 notes, $1,250,000,000 aggregate principal amount of 2041 notes, $2,000,000,000 aggregate principal amount of 2051 notes, and $1,250,000,000 aggregate principal amount of 2061 notes (subject, in each case, to our rights to issue additional notes as described under “—Further Issuances” below);

•

the 2024 notes will accrue interest at a rate of 0.625% per year, the 2028 notes will accrue interest at a rate of 1.500% per year, the 2031 notes will accrue interest at a rate of 1.950% per year, the 2041 notes will accrue interest at a rate of 2.700% per year, the 2051 notes will accrue interest at a rate of 2.900% per year, and the 2061 notes will accrue interest at a rate of 3.050% per year;

•

the 2024 notes will mature on July 15, 2024, the 2028 notes will mature on July 15, 2028, the 2031 notes will mature on July 15, 2031, the 2041 notes will mature on July 15, 2041, the 2051 notes will mature on July 15, 2051, and the 2061 notes will mature on July 15, 2061, unless redeemed or repurchased prior to that date;

•	interest on the notes will accrue from July 12, 2021, and will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2022;

•

interest on the notes will be paid to the person in whose name that note is registered at the close of business on January 1 or July 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months;

•

if any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day,” when used with respect to any note, means any calendar day that is not a Saturday or a Sunday or day on which banking institutions in the City of New York (or any other place of payment) are authorized or required by law, regulation or executive order to close;

•	we may redeem notes of each series, in whole or in part, at any time at our option as described under “—Optional Redemption” below;

•	we may be required to redeem the mandatorily redeemable notes as described under “—Special Mandatory Redemption” below;

•	the notes will be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•

the notes of each series will be represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by notes in definitive form (see “—Book-Entry; Delivery and Form; Global Notes General” below);

•	the notes will be exchangeable and transferable at an office or agency maintained for such purposes (which initially will be the corporate trust office of the trustee);

•	the notes will not be subject to any sinking fund; and

•	we may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

Ranking

The notes will be our senior unsecured and unsubordinated obligations and will rank equally in right of payment with all of our unsecured and unsubordinated obligations, including amounts drawn under the acquisition term loan and the bridge loan facility (if any). The notes will be structurally subordinated to the indebtedness of our subsidiaries and will be effectively junior to our secured indebtedness to the extent of the value of the assets securing such indebtedness. Claims of the creditors of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of our subsidiaries.

As of April 30, 2021, pro forma for the incurrence of $8.0 billion of unsecured, unsubordinated indebtedness to fund the Acquisition Obligations (consisting of the mandatorily redeemable notes offered hereby, and depending on the net proceeds therefrom, borrowings under the acquisition term loan) and the offering of the other notes offered hereby, the Company would have had $10.5 billion of unsecured, unsubordinated indebtedness outstanding and $189 million of secured indebtedness outstanding (consisting of the loan that we assumed when we purchased an office building located at 50 Fremont Street in San Francisco, California). As of April 30, 2021, the Company’s subsidiaries had approximately $5.4 billion of outstanding liabilities, including trade payables and deferred revenue, but excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with generally accepted accounting principles.

Further Issuances

The indenture will not limit the aggregate principal amount of debt securities (including the notes) that may be issued under it. Among other things, we may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes of a series having the same terms as, and ranking equally and ratably with, the applicable series of notes in all respects (except for the issue date, the public offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes); provided that if such additional notes are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the applicable series of notes, and will vote together as one class on all matters with respect to such series of notes.

Optional Redemption

We may redeem the notes of any series at our option, either in whole or in part, at any time or from time to time prior to the applicable Par Call Date, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date:

•	100% of the aggregate principal amount of the notes to be redeemed; or

•	the sum of the present values of the Remaining Scheduled Payments.

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 3 basis points for the 2024 notes, 5 basis points for the 2028 notes, 10 basis points for the 2031 notes, 12.5 basis points for the 2041 notes, 15 basis points for the 2051 notes, and 15 basis points for the 2061 notes.

We may redeem the notes of any series, either in whole or in part, at any time or from time to time on or after the applicable Par Call Date, at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

The following terms are relevant to the determination of the redemption price:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the applicable notes to be redeemed (assuming, for this purpose, that the notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming, for this purpose, that the notes matured on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means Citigroup Global Markets Inc., BofA Securities, Inc. or J.P. Morgan Securities LLC and any of their respective successors or their respective affiliates as we may appoint from time to time; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), we may substitute another primary treasury dealer.

“Par Call Date” means, with respect to the 2024 notes, July 15, 2022 (the date that is two years prior to the maturity date of the 2024 notes), with respect to the 2028 notes, May 15, 2028 (the date that is two months prior to the maturity date of the 2028 notes), with respect to the 2031 notes, April 15, 2031 (the date that is three months prior to the maturity date of the 2031 notes), with respect to the 2041 notes, January 15, 2041 (the date that is six months prior to the maturity date of the 2041 notes), with respect to the 2051 notes, January 15, 2051 (the date that is six months prior to the maturity date of the 2051 notes), and with respect to the 2061 notes, January 15, 2061 (the date that is six months prior to the maturity date of the 2061 notes).

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., BofA Securities, Inc. or J.P. Morgan Securities LLC and any of their respective successors or affiliates as we may appoint from time to time (provided, however, that if any of them ceases to be a primary treasury dealer, the Company may substitute therefor another primary treasury dealer) and any other primary treasury dealers selected by us, and any of their respective affiliates or successors as we may appoint from time to time.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date if such note matured on the applicable Par Call Date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the applicable Comparable Treasury Issue. In determining this rate, we will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

Notice of any redemption will be electronically delivered or mailed at least 10 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed, with a copy to the trustee. In the event that we choose to redeem less than all of the notes of any series, the trustee (or depositary, as applicable) shall select the notes of such series to be redeemed pro rata, by lot or such other method the trustee (or depositary, as applicable) considers fair and appropriate and in a manner that complies with applicable requirements of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.

Special Mandatory Redemption

We expect to use the net proceeds from the offering of the mandatorily redeemable notes in connection with the Mergers. See “Use of Proceeds.”

If (x) the consummation of the Mergers does not occur on or before June 1, 2022 (the “Extended Termination Date”) or (y) we notify the trustee that we will not pursue the consummation of the Mergers (the earlier of the date of delivery of such notice described in clause (y) and the Extended Termination Date, the “Special Mandatory Redemption Trigger Date”), we will be required to redeem the mandatorily redeemable notes then outstanding (such redemption, the “Special Mandatory Redemption”) at a redemption price equal to

101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”). The sustainability notes are not subject to the Special Mandatory Redemption.

In the event that the Company becomes obligated to redeem the mandatorily redeemable notes pursuant to the Special Mandatory Redemption, we will promptly, and in any event not more than 10 business days after the Special Mandatory Redemption Trigger Date, deliver notice to the trustee and the registered holders of the mandatorily redeemable notes of the Special Mandatory Redemption and the date upon which such notes will be redeemed (the “Special Mandatory Redemption Date,” which date shall be no later than the third Business Day following the date of such notice) together with a notice of Special Mandatory Redemption for the trustee to deliver to each registered holder of notes to be redeemed. At the Company’s request (delivered to the trustee at least one business day prior to the date such notice is to be sent (or such shorter period as the trustee may agree)), the trustee will promptly mail, or deliver electronically if such notes are held by any depositary (including, without limitation, DTC) in accordance with such depositary’s customary procedures, such notice of Special Mandatory Redemption to each registered holder of notes to be redeemed at its registered address. Unless we default in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the notes to be redeemed.

For the purposes of this Description of Notes, the “Mergers” means the acquisition of Slack by us or any of our subsidiaries.

Notwithstanding the foregoing, installments of interest on any series of mandatorily redeemable notes that are due and payable on interest payment dates falling on or prior to the Special Mandatory Redemption Date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the notes and the indenture.

The proceeds of the offering of the mandatorily redeemable notes will not be deposited into an escrow account pending any Special Mandatory Redemption of such notes. Our ability to pay the redemption price to holders of the mandatorily redeemable notes if we become obligated to redeem the mandatorily redeemable notes pursuant to the Special Mandatory Redemption may be limited by our then existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of notes.

Merger Covenant

Neither we nor any of our subsidiaries will be restricted by the indenture from:

•	incurring any secured or unsecured indebtedness or other obligation;

•	paying dividends or making distributions on our capital stock or the capital stock of our subsidiaries;

•	purchasing or redeeming our capital stock or the capital stock of our subsidiaries; or

•	engaging in sale/leaseback transactions.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of the notes upon a change of control or other events involving us or any of our subsidiaries which may adversely affect the creditworthiness of the notes. Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

The indenture will contain the following principal covenant. Capitalized terms used in this subsection (“—Merger Covenant”) are defined below under “—Certain Definitions.”

Merger, Consolidation or Sales of Assets

Under the terms of the indenture, we may consolidate with or merge into another person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property or assets to any other person, provided that:

(1)

(A) we are the continuing person, or (B) the successor formed from the consolidation or merger or the person that received the transfer of or leases the assets (the “continuing entity”) is a person organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture, all of our obligations under the notes and the indenture;

(2)	immediately after giving effect to the transaction, no event of default shall have occurred and be continuing under the indenture; and

(3)

we or the continuing entity deliver to the trustee an officer’s certificate and legal opinion stating that the transaction and (if a supplemental indenture is required in connection with such transaction) the supplemental indenture complies with this covenant and that all conditions precedent in the indenture relating to the transaction have been satisfied.

Upon satisfaction of the foregoing conditions, the continuing entity, if not the Company, shall succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture and we will be released from all obligations and covenants under the indenture and notes; provided that, in the case of a lease of all or substantially all of our assets, we will not be released from any of the obligations or covenants under the indenture and the notes.

Notwithstanding the foregoing, any conveyance, transfer or lease of assets between or among us and our subsidiaries will not be prohibited under the indenture.

Events of Default

Each of the following is an “event of default” under the indenture for a series of notes:

(1)	a failure to pay principal of or premium, if any, on any note of such series, when due at its stated maturity date, upon any optional or mandatory redemption, or otherwise;

(2)	a failure to pay interest on any note of such series, for 30 days after the date payment is due and payable, if the time of payment has not been extended or deferred;

(3)

a failure by us to comply with any covenant relating to the notes of such series, and the failure to comply continues for a period of 90 days after written notice to us by the trustee or to us and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding notes of that series; and

(4)	the occurrence of various events of bankruptcy, insolvency or reorganization involving us as provided in the indenture.

If an event of default (other than an event of default resulting from various events of bankruptcy, insolvency or reorganization of the Company) with respect to the notes occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes of such series, may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on the applicable notes. In the case of an event of default resulting from various events of bankruptcy, insolvency or reorganization of the Company, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes. At any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding notes of such series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal and interest, if any, with respect to the notes, have been cured or waived as provided in the indenture. The holders of a majority in aggregate principal amount of the outstanding notes of such series also have the right to waive past defaults, other than the nonpayment of principal or interest, if any, on any such outstanding note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the applicable notes.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such notes.

No holder of any note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to such series of notes;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of such series have made written request, and offered indemnity reasonably satisfactory to the trustee, to the trustee to institute the proceeding as trustee; and

•

the trustee has not instituted the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes of such series, a direction inconsistent with that request and has failed to institute the proceeding within the preceding 60 days.

Notwithstanding the foregoing, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that note on or after the due dates expressed in that note and to institute suit for the enforcement of such payment.

The trustee will, within 45 days after any default occurs, give notice of the default to the holders of the notes of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders of such notes.

We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Certain Definitions

The indenture contains the following defined terms:

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“subsidiary” means any corporation or other entity of which at least a majority of the outstanding capital stock or other equity interests having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation or other entity, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by us or by one or more of our subsidiaries, or by us and one or more of our subsidiaries.

Amendment, Supplement and Waiver

Without notice to or the consent of any holder, we and the trustee may amend or supplement the indenture or the notes (such term, as used in this section under the heading “—Amendment, Supplement and Waiver,” shall include any debt security of any series issued under the indenture) of a series to:

•	cure any ambiguity or to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision in the indenture;

•

comply with the provisions of the indenture regarding the consolidation or merger of the Company or the sale, conveyance, transfer, lease or other disposition of all or substantially all of our properties and assets;

•	create a series and establish the terms of a new series of notes;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	add a guarantor or obligor in respect of any series of notes;

•	secure any series of notes;

•	add to the covenants of the Company for the benefit of the holders of all or any series of notes or to surrender any right or power conferred upon the Company by the indenture;

•	add any additional events of default for the benefit of holders of all or any series of notes;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•

evidence and provide for the acceptance of the appointment of a successor trustee with respect to the notes of one or more series and to add to or change any of the provisions of the indenture or any supplemental indenture as shall be necessary to provide for or facilitate the administration of the trusts under such indenture or supplemental indenture by more than one trustee pursuant to the requirements set forth in the indenture;

•	make any change that does not adversely affect the rights of any holder in any material respect; or

•	conform the provisions of the indenture to the final offering document in respect of any series of notes.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the notes of a series with the written consent of the holders of at least a majority in principal amount of the notes of each series then outstanding affected by the amendment or supplement (voting as one class). In addition, the holders of a majority in principal amount of the notes of each series then outstanding affected by the waiver (voting as one class) may waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities.

Without the consent of each holder affected, we and the trustee may not:

•

change the stated maturity of the principal of, or any installment of principal of or interest thereon, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any place of payment where, or the coin or currency in which, such notes or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•

make any change to the provision of the indenture relating to the waiver of past defaults, except to increase the percentage in principal amount of notes of any series the consent of whose holders is required for any waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby;

•	waive a continuing default or event of default in the payment of principal of or interest on the notes; or

•	reduce the percentage in principal amount of notes of any series the consent of whose holders is required for any amendment, supplement or waiver.

Any supplemental indenture which changes or eliminates any covenant or other provision of the indenture which shall have been included expressly and solely for the benefit of one or more particular series of notes, or which modifies the rights of the holders of notes of such series with respect to such covenant or other provision, shall be deemed not to affect the rights of the holders of notes of any other series.

The right of any holder of notes to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a record date fixed by us in accordance with the indenture.

Governing Law

The indenture and the notes shall be governed by and construed in accordance with the laws of the State of New York.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency we maintain for such purpose (which initially will be the corporate trust office of the trustee). We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes General” below.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

A holder may transfer or exchange any certificated notes in definitive form at the location described in the first paragraph under the heading “Payment and Transfer or Exchange.” No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption or transfer or exchange any notes for a period of 15 days before a selection of notes to be redeemed or repurchased. Any notice required to be delivered pursuant to the indenture may, to the extent permitted by applicable procedures or regulations, be delivered electronically.

The registered holder of a note will be treated as the owner of that note for all purposes (subject to the rights of the registered holders of such note as of a record date prior thereto to receive interest due on such note on the applicable interest payment date).

All amounts of principal of and premium, if any, and interest on the notes paid by us to the trustee or paying agent that remain unclaimed for two years will be repaid to us, and the holders of such notes will thereafter look solely to us for payment unless applicable abandoned property law designates another person.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. Secondary market trading between Clearstream (as defined below) participants and/or Euroclear (as defined below) participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream or Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes General

The notes will be issued in minimum denominations of $2,000 with integral multiples of $1,000 thereof. Initially, the notes will be represented by one or more permanent global certificates (the “global notes”) (which may be subdivided) in definitive, fully registered form without interest coupons. The global notes will be issued on the issue date only against payment in immediately available funds.

The global notes will be deposited upon issuance with the trustee as custodian for DTC in its corporate trust office, and registered in the name of Cede & Co. (DTC’s partnership nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under “—Depositary Procedures.” Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of certificated notes.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”)), which may change from time to time.

Depositary Procedures

The information in this section is provided solely as a matter of convenience. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and we urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

We expect that, pursuant to the procedures established by DTC:

•

upon deposit of the global notes, DTC will credit, on its book-entry registration and transfer system, the accounts of its participants designated by the underwriters with portions of the respective principal amount of the beneficial interest represented by the global notes; and

•

ownership of such interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. Euroclear and Clearstream may hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. All interests in the global notes, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes, whether or not the notes be overdue, and neither we nor the trustee nor any such agent shall be affected by notice to the contrary.

Beneficial owners may experience delays in receiving distributions on their notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee or us. Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

It is our understanding that, under DTC’s current practice, upon receipt of any payment in respect of the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the global notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee (in any of its capacities) will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee (in any of its capacities) may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. Because of time zone differences, credits of notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date.

We understand that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although we understand that DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes or (2) has ceased to be a clearing agency registered under the Exchange Act, and in either case, we fail to appoint a successor depositary within 90 days; or

•	we notify the trustee in writing that we have elected to cause the issuance of certificated notes under the indenture.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Neither we nor the trustee will be liable for any delay by DTC or its nominee in identifying the holders of beneficial interests in the global notes, and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued).

The information in this section of this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the notes will be sent electronically or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

The Trustee

The trustee’s current address is U.S. Bank National Association, 633 West Fifth Street, 24th Floor, Los Angeles, CA 90071, Attention: Corporate Trust Services (Salesforce). The trustee is one of a number of banks with which we maintain ordinary banking relationships.

The indenture provides that, except during the continuance of an event of default, the trustee need perform only such duties as are specifically set forth in the indenture. During the existence of an event of default with respect to notes of any series, the trustee must, prior to the receipt of direction from the holders of a majority in principal amount of the notes of such series, exercise its rights and powers and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to an investment in the notes by U.S. Holders and Non-U.S. Holders (each as defined below) who acquire the notes in the initial offering at their issue price (i.e., the first price at which a substantial amount of notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and hold them as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address tax consequences relevant to subsequent purchasers of the notes. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly on a retroactive basis).

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular person or persons subject to special treatment under U.S. federal income tax laws (such as broker dealers, traders in securities that elect to use a mark-to-market method of accounting, financial institutions, insurance companies, tax-exempt entities, grantor trusts, persons who hold notes as part of a hedging, integrated, straddle, conversion or constructive sale transaction for U.S. federal income tax purposes, persons subject to the alternative minimum tax, retirement plans, individual retirement accounts or other tax-deferred accounts, U.S. expatriates, controlled foreign corporations, real estate investment trusts, regulated investment companies, accrual method holders subject to special tax accounting rules as a result of their use of financial statements, U.S. Holders having a “functional currency” other than the U.S. dollar, passive foreign investment companies, subchapter S corporations, or persons that are, or hold their notes through, partnerships or other pass-through entities), all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address any non-U.S., state or local tax consequences, or any U.S. federal tax consequences other than U.S. federal income tax consequences. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, this discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor, except as explicitly described below, this discussion does not address any considerations with respect to any withholding required pursuant to Sections 1471 through 1474 of the Code (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith) (collectively, “FATCA”).

EACH PROSPECTIVE PURCHASER OF THE NOTES SHOULD CONSULT ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. TAX LAWS OR ANY TAX TREATY, AND ANY CHANGES (OR PROPOSED CHANGES) IN TAX LAWS OR INTERPRETATIONS THEREOF.

A “U.S. Holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions or

(ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that is not a U.S. Holder or a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including for purposes of this paragraph an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds a note, the U.S. federal income tax treatment of the partnership and its partners generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding a note and their partners should consult their tax advisors concerning the U.S. federal income and other tax consequences of making an investment in the notes.

The terms of the notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under U.S. Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that such payments of excess or accelerated amounts will be made will be disregarded if there is only a remote or incidental chance as of the date the notes are issued that such payments will be made. We intend to take the position that the likelihood that such payments will be made is remote or incidental within the meaning of the applicable Treasury regulations. Our position that these contingencies are remote or incidental is binding on a holder of the notes unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder of the notes might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event a contingency described above occurs, it could affect the amount, timing and character of the income or loss recognized by a holder. Prospective holders should consult their own tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.

It is anticipated, and the following discussion assumes, that the issue price of the notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations).

U.S. Holders

Interest

Interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Retirement or Other Taxable Disposition of a Note

A U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference, if any, between (a) the sum of the cash and the fair market value of any property received on such disposition (other than amounts properly attributable to accrued but unpaid interest, which amounts will be treated as interest income as described above under “—Interest”) and (b) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that such U.S. Holder paid for the note. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss, if, at the time of such disposition, the U.S. Holder will have held the note for a period of more than one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information reporting generally will apply to payments of interest on the notes and to the proceeds of a sale or other taxable disposition of a note paid to a U.S. Holder unless the U.S. Holder is an exempt recipient. U.S. federal backup withholding generally will apply to such payments if the U.S. Holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or to otherwise establish an exemption. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Interest

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid or accrued on a note if the Non-U.S. Holder satisfies the following requirements:

(i)	the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States;

(ii)

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

(iii)

either (a) the beneficial owner of the notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying, under penalties of perjury, that it is not a U.S. person and providing its name and address or (b) a financial institution that holds the notes on behalf of the beneficial owner certifies to the applicable withholding agent, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from the beneficial owner or an intermediate financial institution and provides the applicable withholding agent with a copy thereof; and

(iv)	neither we nor our paying agent has actual knowledge or reason to know that the beneficial owner of the note is a U.S. person.

If a Non-U.S. Holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (as discussed below), interest paid on the notes generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met). In order to claim an exemption from or reduction of withholding tax under an applicable income tax treaty, a Non-U.S. Holder generally must furnish to the applicable withholding agent a properly executed IRS Form W-8. Non-U.S. Holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

If the interest paid or accrued on a note is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty so requires and the Non-U.S. Holder complies with applicable certification and other requirements to claim treaty benefits, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), such payment or accrual will be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons. In addition, if such Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder also may be subject to a “branch profits tax” equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If the interest paid or accrued on a note is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, payments of interest will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or our paying agent with a properly completed IRS Form W-8ECI (or an appropriate substitute or successor form) on which the Non-U.S. Holder certifies that interest on the notes is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

Sale, Exchange, Retirement or Other Taxable Disposition of a Note

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA,” and except with respect to accrued and unpaid interest, which will be treated as described above under “—Interest,” any gain realized by a Non-U.S. Holder on the sale, exchange or other taxable disposition (including a retirement or redemption) of a note generally will not be subject to U.S. federal income or withholding tax unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty so requires and the holder complies with applicable certification and other requirements to claim treaty benefits, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

In the case described above in (i), gain or loss recognized on the disposition of such notes will generally be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described above in (ii), the Non-U.S. Holder generally will be subject to 30% tax (or lower applicable treaty rate) on any capital gain recognized on the disposition of the notes, which may be offset by certain United States source capital losses.

Backup Withholding and Information Reporting

A Non-U.S. Holder may be required to provide a properly executed IRS Form W-8 to establish that the Non-U.S. Holder is not a U.S. person, or otherwise establish an exemption, in order to avoid information reporting and backup withholding tax with respect to our payment of principal and interest on, or the proceeds of the sale or other taxable disposition of, a note. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. In addition, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount of any tax withheld are generally required to be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

FATCA

Under certain circumstances, FATCA imposes a withholding tax of 30% on payments of interest on, and, after December 31, 2018, the gross proceeds from a disposition of, the notes made to certain foreign entities (whether such foreign entities are beneficial owners or intermediaries), unless various information reporting and due diligence requirements are satisfied. However, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Prospective investors that are, or intend to hold the notes through, foreign entities should consult their own tax advisors regarding the possibility of withholding under FATCA.

UNDERWRITING

Citigroup Global Markets Inc., BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below:

	Aggregate Principal Amount of Notes Purchased
Underwriters	2024 Notes	2028 Notes	2031 Notes	2041 Notes	2051 Notes	2061 Notes
Citigroup Global Markets Inc.	$180,000,000	$180,000,000	$270,000,000	$225,000,000	$360,000,000	$225,000,000
BofA Securities, Inc.	180,000,000	180,000,000	270,000,000	225,000,000	360,000,000	225,000,000
J.P. Morgan Securities LLC	180,000,000	180,000,000	270,000,000	225,000,000	360,000,000	225,000,000
Barclays Capital Inc.	65,000,000	65,000,000	97,500,000	81,250,000	130,000,000	81,250,000
Deutsche Bank Securities Inc.	65,000,000	65,000,000	97,500,000	81,250,000	130,000,000	81,250,000
RBC Capital Markets, LLC	65,000,000	65,000,000	97,500,000	81,250,000	130,000,000	81,250,000
Wells Fargo Securities, LLC	65,000,000	65,000,000	97,500,000	81,250,000	130,000,000	81,250,000
BNP Paribas Securities Corp.	30,000,000	30,000,000	45,000,000	37,500,000	60,000,000	37,500,000
MUFG Securities Americas Inc.	30,000,000	30,000,000	45,000,000	37,500,000	60,000,000	37,500,000
Truist Securities, Inc.	30,000,000	30,000,000	45,000,000	37,500,000	60,000,000	37,500,000
U.S. Bancorp Investments, Inc.	30,000,000	30,000,000	45,000,000	37,500,000	60,000,000	37,500,000
Credit Suisse Securities (USA) LLC	18,750,000	18,750,000	28,125,000	23,438,000	37,500,000	23,437,000
Mizuho Securities USA LLC	18,750,000	18,750,000	28,125,000	23,438,000	37,500,000	23,437,000
PNC Capital Markets LLC	18,750,000	18,750,000	28,125,000	23,437,000	37,500,000	23,438,000
TD Securities (USA) LLC	18,750,000	18,750,000	28,125,000	23,437,000	37,500,000	23,438,000
Academy Securities, Inc.	1,667,000	1,667,000	2,500,000	2,083,000	3,334,000	2,083,000
CastleOak Securities, L.P.	1,667,000	1,666,000	2,500,000	2,083,000	3,333,000	2,084,000
Siebert Williams Shank & Co., LLC	1,666,000	1,667,000	2,500,000	2,084,000	3,333,000	2,083,000

Total	$1,000,000,000	$1,000,000,000	$1,500,000,000	$1,250,000,000	$2,000,000,000	$1,250,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The following table shows the underwriting discounts to be paid by us in connection with this offering.

Paid By Us
Per 2024 Note	0.15%
2024 Notes total	$1,500,000
Per 2028 Note	0.30%
2028 Notes total	$3,000,000
Per 2031 Note	0.40%
2031 Notes total	$6,000,000
Per 2041 Note	0.60%
2041 Notes total	$7,500,000
Per 2051 Note	0.75%
2051 Notes total	$15,000,000
Per 2061 Note	0.75%
2061 Notes total	$9,375,000

Total	$42,375,000

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.100% of the principal amount of the 2024 Notes, not in excess of 0.200% of the principal amount of the 2028 Notes, not in excess of 0.200% of the principal amount of the 2031 Notes, not in excess of 0.350% of the principal amount of the 2041 Notes, not in excess of 0.450% of the principal amount of the 2051 Notes, and not in excess of 0.450% of the principal amount of the 2061 Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.050% of the principal amount of the 2024 Notes, not in excess of 0.100% of the principal amount of the 2028 Notes, not in excess of 0.200% of the principal amount of the 2031 Notes, not in excess of 0.250% of the principal amount of the 2041 Notes, not in excess of 0.300% of the principal amount of the 2051 Notes, and not in excess of 0.300% of the principal amount of the 2061 Notes to certain other dealers. After the initial offering, the public offering prices, concessions or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $14.0 million and are payable by us.

New Issue of Notes

The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors. In addition, the market price of the sustainability notes may also be impacted by any failure by us to allocate an amount equal to the net proceeds from the sale of the sustainability notes to Eligible Projects or to meet or continue to meet the investment requirements of certain environmentally or socially focused investors with respect to the sustainability notes.

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Settlement

We expect that delivery of the notes will be made to investors on or about July 12, 2021, which will be the eighth business day following the date of this prospectus supplement (such settlement being referred to as “T+8”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the notes initially settle in T+8, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our term loan and our revolving credit facility. We have also obtained commitments from affiliates of certain of the underwriters for our bridge facility, the amount of which will be reduced on a dollar for dollar basis with the net proceeds of this offering. In addition, if any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has been or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation, or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations, and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) under Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an Accredited Investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an Accredited Investor,

then securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (i) to an Institutional Investor under Section 274 of the SFA or to a Relevant Person, or any person pursuant to Section 275(1A) (in the case of that corporation) or Section 276(4)(i)(B) (in the case of that trust), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the FinSA and no application has or will be made to admit the senior notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the senior notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the senior notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements of salesforce.com, inc. appearing in salesforce.com, inc.’s Annual Report (Form 10-K) for the year ended January 31, 2021, and the effectiveness of salesforce.com, inc.’s internal control over financial reporting as of January 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents we file with the SEC, including any of the documents filed with the SEC and incorporated herein by reference, by going to our website at investor.salesforce.com or by contacting our Investor Relations Department at our office address listed above following our filing of any of these reports with the SEC. The information provided on, or accessible through, our Internet website, other than copies of the documents listed below that have been filed with the SEC, is not part of this prospectus supplement and, therefore, is not incorporated herein by reference.

Statements contained in this prospectus supplement, or in any document incorporated by reference into this prospectus supplement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this prospectus supplement documents that we file with the SEC including certain information required to be included in this prospectus supplement. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus supplement is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents and information filed with the SEC listed below:

•	Annual Report on Form 10-K for the fiscal year ended January 31, 2021;

•

The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended January 31, 2021 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 29, 2021;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2021; and

•	Current Reports on Form 8-K filed with the SEC on February 16, 2021, March 12, 2021, March 26, 2021, May 12, 2021, and June 14, 2021.

Notwithstanding the foregoing, information furnished by us on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this prospectus supplement.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this registration statement and before we have terminated the offering. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus supplement.

We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations, and prospects may have changed since those dates.

PROSPECTUS

salesforce.com, inc.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

GUARANTEES

UNITS

We or selling securityholders may, from time to time, offer to sell debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts, guarantees or units. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus, the applicable prospectus supplement and the documents we incorporate by reference carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “CRM.”

Investing in our securities involves a high degree of risk. See “Risk Factors” section of our filings with the SEC incorporated by reference herein and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 4, 2020

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. We have not authorized anyone to provide any information other than that contained in this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred to you. We do not take responsibility for, and we do not provide any assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different information. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. We or selling securityholders may sell any combination of the securities described in this prospectus, from time to time.

The types of securities that we or a selling securityholder may offer and sell, from time to time, pursuant to this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	depositary shares;

•	purchase contracts;

•	guarantees; and

•	units consisting of any of the securities listed above.

Each time we or a selling securityholder sells securities pursuant to this prospectus, we will describe, in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

THE COMPANY

Salesforce is a leading provider of enterprise software, delivered through the cloud, with a focus on customer relationship management, or CRM. We introduced our first CRM solution in 2000, and we have since expanded our service offerings into new areas and industries with new editions, features and platform capabilities.

Our core mission is to empower our customers to connect with their customers in entirely new ways through cloud, mobile, social, blockchain, voice, advanced analytics and artificial intelligence (“AI”) technologies. Our Customer 360 is an integrated platform that unites sales, service, marketing, commerce, integration, analytics and more to give companies a single, shared view of their customers.

Our service offerings are designed to be intuitive and easy to use. They can generally be deployed quickly, configured easily and integrated with other platforms and enterprise applications. We sell to businesses worldwide primarily on a subscription basis, through our direct sales efforts and also indirectly through partners.

Through our platform and other developer tools, we also enable third parties to develop additional functionality and new applications, or apps that run on our platform, which are sold separately from—or in conjunction with—our service offerings. To advance the development of the Customer 360 platform, we have been acquisitive.

Salesforce is committed to a core set of values: trust, customer success, innovation and equality. Foremost among these is trust, which is the foundation for everything we do. Our customers trust our technology to deliver the highest levels of security, privacy, performance and availability at scale. Customer success is at the core of our business, with people, programs and a focus on making every customer successful. We believe our continuous innovation drives customer success and builds trust, which in turn drives mutual growth. Finally, we value the equality of every individual at our company and in our community as we believe that equality, sustainability and diversity make us a better company. Our culture is driven by these four core values which in turn fosters dialogue, collaboration, recognition and a sense of family.

We believe the business of business is to make the world a better place for all of our stakeholders, including stockholders, customers, employees, partners, the planet and the communities in which we work and live. Salesforce is committed to transparent environmental, social and governance disclosures and maintaining programs that support the success of these initiatives.

We were incorporated in Delaware in February 1999. Our principal executive offices are located in San Francisco, California. Our principal address is Salesforce Tower, 415 Mission St, 3rd Floor, San Francisco, California 94105, and our primary website address is www.salesforce.com. Information on or accessible through our Internet website is not a part of this prospectus.

When used in this prospectus, the terms “the Company,” “Salesforce,” “issuer,” “we,” “our,” and “us” refer to salesforce.com, inc. and its consolidated subsidiaries, unless otherwise specified.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

DESCRIPTION OF DEBT SECURITIES

We have entered into an indenture dated April 11, 2018 with U.S. Bank National Association, as trustee. The indenture is governed by the Trust Indenture Act. We will set forth the terms of any such debt securities in the applicable prospectus supplement.

The following is a summary of the indenture. It does not restate the indenture entirely. We urge you to read the indenture. We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part, and we will file the supplemental indentures or authorizing resolutions with respect to particular series of debt securities as exhibits to current or other reports we file with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of the indentures and the supplemental indentures or authorizing resolutions. You may also inspect copies of the documents for the particular series at the office of the trustee. References below to an “indenture” are references to the applicable indenture, as supplemented, under which a particular series of debt securities is issued.

Terms of the Debt Securities

Our debt securities will be general obligations of salesforce.com, inc. We may issue them in one or more series. Supplemental indentures or authorizing resolutions will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the series;

•

the aggregate principal amount (or any limit on the aggregate principal amount) of the series and, if any securities of a series are to be issued at a discount from their face amount, or with a premium, the method of computing the accretion of such discount or computing such premium;

•	the interest rate or method of calculation of the interest rate;

•	the date from which interest will accrue;

•	the record dates for interest payable on securities of the series;

•	the dates when, places where and manner in which principal and interest are payable;

•

if there is more than one trustee or a trustee other than the trustee under the base indenture, the identity of the trustee and, if not the trustee, the identity of each registrar, paying agent or authenticating agent with respect to such securities

•	the terms of any mandatory (including any sinking fund requirements) or optional redemption by the company;

•	the terms of any redemption at the option of holders;

•	the permissible denominations in which securities of such series are issuable, if different from minimum denominations of $2,000 and multiples of $1,000 in excess thereof;

•	whether securities of such series will be issued in registered or bearer form and the terms of any such forms of securities;

•

whether the securities of the series shall be issued in whole or in part in the form of a global security or securities, the terms and conditions, if different from those contained in the base indenture, upon which such global security or securities may be exchanged in whole or in part for definitive securities;

•	the depositary for such global security or securities;

•	the form of any legend or legends, if any, to be borne by any such global security or securities in addition to or in lieu of the legends referred to the base indenture;

•	the currency or currencies (including any composite currency) in which principal or interest or both may be paid;

•

if payments of principal or interest may be made in a currency other than that in which securities of such series are denominated, the manner for determining such payments, including the time and manner of determining the exchange rate between the currency in which such securities are denominated and the currency in which such securities or any of them may be paid, and any deletions from or modifications of or additions to the terms of this Indenture to provide for or to facilitate the issuance of securities denominated or payable, at the election of the company or a holder thereof or otherwise, in a foreign currency;

•

whether the amount of payments of principal of or any interest on, such securities may be determined with reference to an index, formula, financial or economic measure or other method or methods (which index, formula, measure or method or methods may be based, without limitation, on one or more currencies, commodities, equity indices or other indices) and if so, the terms and conditions upon which and the manner in which such amounts shall be determined and paid or be payable;

•	provisions for electronic issuance of securities or issuance of securities of such series in uncertificated form;

•	any events of default, covenants, defined terms and/or other terms in addition to or in lieu of those set forth in the base indenture;

•	whether and upon what terms securities of such series may be defeased or discharged if different from the provisions set forth in the base indenture;

•	the form of the securities of such series;

•	any terms that may be required by or advisable under applicable law;

•

the percentage of the principal amount of the securities of such series which is payable if the maturity of the securities of such series is accelerated in the case of securities issued at a discount from their face amount;

•

whether securities of such series will or will not have the benefit of guarantees and, if applicable, the terms and conditions upon which such guarantees may be subordinated to other indebtedness of the respective guarantors;

•	whether the securities of such series are senior or subordinated debt securities, and if subordinated debt securities, the terms of such subordination;

•

whether the securities of the series will be convertible into or exchangeable for other securities, common shares or other securities of any kind of the company or another person or persons, and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at the company’s option, the conversion or exchange period, and any other provision in relation thereto; and

•	any other terms in addition to or different from those contained in the base indenture applicable to such series.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject and the applicability of those covenants to any of our subsidiaries to be restricted thereby, which are referred to herein as “restricted subsidiaries.” The applicable prospectus supplement will also describe provisions for restricted subsidiaries to cease to be restricted by those covenants.

Events of Default and Remedies

Unless otherwise described in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture or authorizing resolution as being:

•	our failure to pay interest on any debt security of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

•	our failure to pay the principal or premium of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

•

our failure to comply with any of our agreements or covenants in, or provisions of, the debt securities of such series or the indenture (as they relate thereto) and such failure continues for a period of 90 days after our receipt of notice of the default from the trustee or from the holders of at least 25 percent in aggregate principal amount of the then outstanding debt securities of that series; and

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us.

The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

The indenture provides that if any event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding (with a copy to the trustee if given by the holders) may declare the principal of all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may waive any existing default and its consequences with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Defeasance

Unless otherwise described in the applicable prospectus supplement, the indenture will permit us to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•

depositing in trust with the trustee, under an irrevocable trust agreement, money, government obligations or a combination thereof in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•

complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Unless otherwise described in the applicable prospectus supplement, the indenture will also permit us to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•

depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal and interest, if any, on the debt securities of such series to their maturity or redemption; and

•

complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date such series of debt securities were originally issued, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, unless otherwise described in the applicable prospectus supplement, the indenture will permit us to terminate substantially all our respective obligations under the indenture as they relate to a particular series of debt securities by depositing with the trustee money or government obligations sufficient to pay all principal and interest on such series at its maturity or redemption date if the debt securities of such series will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without notice to or the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities of a series to:

•	cure any ambiguity or to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision in the indenture;

•	comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add a guarantor in respect of any series of debt securities;

•	secure any series of debt securities;

•	add to our covenants for the benefit of the holders of all or any series of notes or to surrender any right or power conferred upon us by the indenture;

•	add any additional events of default for the benefit of holders of all or any series of notes;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•

evidence and provide for the acceptance of appointment of a successor trustee and to add to or change any of the provisions of the indenture or any supplemental indenture as shall be necessary to provide for or facilitate the administration of the trusts under such indenture or supplemental indenture by more than one trustee pursuant to the requirements set forth in the indenture;

•	make any change that does not adversely affect the rights of any holder in any material respect; or

•	conform the provisions of the indenture to the final offering document in respect of any series of debt securities.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a series with the written consent of the holders of at least a majority in principal amount of the debt securities of each series then outstanding affected by the amendment or supplement (voting as one class). In addition, the holders of a majority in principal amount of the debt securities of each series then outstanding affected by the waiver (voting as one class) may waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities.

Without the consent of each holder affected, we and the trustee may not:

•

change the stated maturity of the principal of, or any installment of principal of or interest thereon, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any place of payment where, or the coin or currency in which, such notes or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•

make any change to the provision of the indenture relating to the waiver of past defaults, except to increase the percentage in principal amount of notes of any series the consent of whose holders is required for any waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby;

•	waive a continuing default or event of default in the payment of principal of or interest on the notes; or

•	reduce the percentage in principal amount of notes of any series the consent of whose holders is required for any amendment, supplement or waiver.

Any supplemental indenture which changes or eliminates any covenant or other provision of the indenture which shall have been included expressly and solely for the benefit of one or more particular series of notes, or which modifies the rights of the holders of notes of such series with respect to such covenant or other provision, shall be deemed not to affect the rights of the holders of notes of any other series.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a record date fixed by us in accordance with the indenture.

Concerning the Trustee

The indenture contains limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture permits the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture provides that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No Recourse against Others

The indenture provides that a director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the debt securities or the indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.

Governing Law

The laws of the State of New York govern the indenture and the debt securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 1,600,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part.

Common Stock

As of December 1, 2020, approximately 915.445 million shares of our common stock were outstanding.

Each share of our common stock entitles its holder to one vote on all matters to be voted upon by our stockholders. A majority of the votes cast is required for stockholders to elect directors (except that directors are elected by a plurality of the votes cast in a contested director election) and to take action on all other matters, except as otherwise required by law. Subject to any preferences that may apply to any preferred stock that may at the time be outstanding, holders of our common stock will receive ratably any dividends our board of directors declares out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any preferred stock that may at the time be outstanding. Our common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control. The ability to issue preferred stock could delay or impede a change in control.

Anti-Takeover Provisions

Some provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, which regulates, subject to some exceptions, acquisitions of publicly-held Delaware corporations. In general, Section 203 prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:

•	our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

•

upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85 percent of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 percent of the outstanding stock not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving us and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10 percent or more of our assets;

•	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;

•	any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested stockholders; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of a corporation’s voting stock.

Amended and Restated Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and bylaws provide that:

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•	our board of directors is expressly authorized to make, alter or repeal our bylaws;

•

special meetings of the stockholders may only be called by the stockholders upon the written request of one or more stockholders of record that own, or who are acting on behalf of persons who own, shares representing 15% or more of the voting power of the then outstanding shares of capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting, and otherwise in accordance with the certificate of incorporation and bylaws;

•	stockholders may not fill vacancies on the board of directors;

•	our board of directors is authorized to issue preferred stock without stockholder approval;

•	stockholders must satisfy advance notice procedures to submit proposals or nominate directors for consideration at a stockholders’ meeting;

•	stockholders may not cumulate votes in the election of directors; and

•

we will indemnify officers and directors against losses that they may incur as a result of investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any preferred stock, warrants, depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; and

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth any managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

We may enter into agreements with agents, underwriters or dealers which may provide for indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of salesforce.com, inc. appearing in salesforce.com, inc.’s Annual Report (Form 10-K) for the year ended January 31, 2020 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement until the end of any offerings under this prospectus:

1. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2020, filed with the SEC on March 5, 2020;

2. The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended January 31, 2020 from our definitive proxy statement on Schedule 14A, filed with the SEC on May  1, 2020, as amended on Amendment No. 1 to Schedule 14A filed on June 1, 2020;

3. Our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2020, July 31, 2020 and October  31, 2020, filed with the SEC on June 1, 2020, August 28, 2020, and December 4, 2020, respectively;

4. Our Current Reports on Form 8-K, filed with the SEC on February  25, 2020, March  30, 2020, April 24, 2020, as amended on Form 8-K/A filed with the SEC on June  1, 2020, June 12, 2020 and our Current Reports on Form 8-K filed under Items 1.01 and 5.02 on December  1, 2020; and

5. The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 21, 2004 (SEC File No.  001-32224), as updated by Exhibit 4.6 to our Annual Report on Form 10-K for the fiscal year ended January 31, 2020, filed on March 5, 2020, together with any amendment or report filed for the purpose of updating such description.

We are only incorporating certain portions of our definitive proxy statement on Schedule 14A for our 2020 annual meeting of stockholders as described above and are not incorporating by reference (i) any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K or (ii) any Form S-D, that, in either case, we may file or furnish with the SEC, unless otherwise specified in such current report or in such form or in a particular prospectus supplement.

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about Salesforce and our common stock.

Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at the telephone number listed below:

salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Fl

San Francisco, California 94105

(415) 901-7000

Attn: Corporate Secretary

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.